EXHIBIT 4.6

ALAMOS GOLD INC.

Suite 2200 – 130 Adelaide Street West

Toronto, Ontario M5H 3P5

416-368-9932

MANAGEMENT INFORMATION CIRCULAR

Dated this 26th day of April, 2012

MANAGEMENT INFORMATION CIRCULAR

TABLE OF CONTENTS

SOLICITATION OF PROXIES	3
RECORD DATE	3
APPOINTMENT AND REVOCATION OF PROXIES	3
Provisions Relating to Voting of Proxies	4
Revocation of Proxies	4
ADVICE TO BENEFICIAL SHAREHOLDERS OF COMMON SHARES	4
VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES	5
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF	6
PARTICULARS OF MATTERS TO BE ACTED UPON	6
Election of Directors	6
Appointment of Auditor	11
STATEMENT OF EXECUTIVE COMPENSATION	11
Compensation Discussion and Analysis	12
Summary of Compensation	17
Incentive Plan Awards	21
Termination And Change Of Control	22
DIRECTOR COMPENSATION	25
Incentive Plan Awards	26
PERFORMANCE GRAPH	28
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	29
Stock Option Plan	29
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	33
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	33
MANAGEMENT CONTRACTS OF NAMED EXECUTIVE OFFICERS	33
AUDIT COMMITTEE	33
CORPORATE GOVERNANCE PRACTICES	34
BOARD OF DIRECTORS	34
Mandate of the Board	38
Position Descriptions	38
Orientation, Education and Effectiveness	39
Potential Conflicts of Interest	39
Shareholder Feedback and Concerns	39
Committees of the Board	40
Assessments	42
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	42
PARTICULARS OF OTHER MATTERS TO BE ACTED UPON	42
Approval Of Amendments To The Plan And Of Unallocated Options Pursuant To The Plan	42
ADDITIONAL INFORMATION	44

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ALAMOS GOLD INC.

Suite 2200 – 130 Adelaide Street West

Toronto, Ontario

Canada M5H 3P5

MANAGEMENT INFORMATION CIRCULAR

(This information is given as at April 26, 2012, unless otherwise indicated)

SOLICITATION OF PROXIES

This Management Information Circular (the “Information Circular” or “Circular”) is furnished in connection with the solicitation of proxies by the management of Alamos Gold Inc. (the “Company” or “Alamos”) for use at the Annual and Special General Meeting of the Shareholders of the Company (“the Meeting”) (and at any adjournment thereof) to be held on Thursday, May 31, 2012 at the time and place and for the purposes set forth in the accompanying Notice of Meeting.

The Company will bear the expense of this solicitation. It is expected the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom shall receive any extra compensation for these activities) may also solicit by telephone, facsimile and in person and arrange for intermediaries to send this Information Circular and the form of proxy to their principals at the expense of the Company.

The contents and the sending of this Information Circular have been approved by the Board of Directors of the Company (the “Board”).

All dollar amounts referenced herein are in United States Dollars, unless otherwise specified. The exchange rate as at December 31, 2011 was CAD$1.00 = US$0.98. The average exchange rate for 2011 was CAD$1.00 = US$1.01.

RECORD DATE

The directors of the Company have set the close of business on April 26, 2012 as the record date (the “Record Date”) for determining which shareholders shall be entitled to receive notice of and to vote at the Meeting. Only shareholders of record as of the Record Date shall be entitled to receive notice of and to vote at the Meeting, unless after the Record Date a shareholder transfers his or her common shares and the transferee (the “Transferee”), upon establishing that the Transferee owns such common shares, requests in writing, at least 10 days prior to the Meeting or any adjournments thereof, that the Transferee may have his or her name included on the list of shareholders entitled to vote at the Meeting, in which case the Transferee is entitled to vote such shares at the Meeting. Such written request by the Transferee shall be sent to the Company’s Corporate Secretary at the following address: Suite 2200, 130 Adelaide Street West, Toronto, Ontario, Canada, M5H 3P5.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying form of proxy are designated as proxy holders by management of the Company. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM OR HER AT THE MEETING MAY DO SO either by inserting such person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy and, in either case, delivering the completed proxy

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to Computershare Investor Services Inc., 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently. Telephone voting can be completed at 1-866-732-vote (1-866-732-8683) and Internet voting can be completed at www.investorvote.com.

Provisions Relating to Voting of Proxies

The shares represented by proxy will be voted or withheld from voting by the designated proxy holder in accordance with the instructions of the shareholder appointing him or her on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. If there are no instructions provided by the shareholder, those shares will be voted in favour of all proposals set out in this Circular. The proxy gives the person named in it the discretion to vote as they see fit on any amendments or variations to matters identified in the Notice of Meeting, or any other matters which may properly come before the Meeting. At the time of printing of this Circular, the management of the Company knows of no other matters which may come before the Meeting other than those referred to in the notice of meeting.

Revocation of Proxies

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by an attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

The instrument revoking the proxy must be deposited at (i) the registered office of the Company, Axium Law Corporation, 1055 Dunsmuir Street, P.O. Box 49222, Suite 3350, Four Bentall Centre, Vancouver British Columbia, Canada, V7X 1L2, at any time up to and including the last business day preceding the date of the Meeting or any adjournment thereof duly authorized; or (ii) provided at the Meeting to the Chairman of the Meeting. Only registered shareholders have the right to revoke a proxy. Non-registered shareholders who wish to change their vote must, at least 7 days before the Meeting, arrange for their respective intermediaries to revoke the proxy on their behalf.

ADVICE TO BENEFICIAL SHAREHOLDERS OF COMMON SHARES

The information set forth in this section is of significant importance to many shareholders as a substantial number of shareholders do not hold common shares in their own names. Shareholders who do not hold their shares in their own name (“Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of common shares can be recognized and acted upon at the Meeting. If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those common shares will not be registered in the shareholder’s name on the records of the Company. Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such common shares are registered under the name of CDS & Co (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Common shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholders. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person well in advance of the Meeting.

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Applicable regulatory policies require intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is similar to the form of proxy provided to registered shareholders by the Company. However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in Canada. Broadridge typically applies a special sticker to proxy forms, mails those forms to the Beneficial Shareholders, and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be presented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote common shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the common shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of the Beneficial Shareholder broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxy holder for the registered shareholder and vote the common shares in that capacity. Beneficial Shareholders who wish to attend at the Meeting and indirectly vote their common shares as proxy holder for the registered shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provide by such broker (or agent), well in advance of the Meeting. Alternatively, a Beneficial Shareholder may request in writing that their broker send to the Beneficial Shareholder a legal proxy which would enable the Beneficial Shareholder to attend at the Meeting and vote their common shares.

In addition, Canadian securities legislation permits the Company to forward meeting materials directly to “non-objecting Beneficial Shareholders”. If the Company or its agent has sent these materials directly to you (instead of through a nominee), your name, address and information about your holding of securities has been obtained in accordance with applicable securities regulatory requirements from the nominee holding on your behalf. By choosing to send these materials to you directly, the Company (and not the nominee holding on your behalf) has assumed responsibility for (i) delivering materials to you; and (ii) executing your proper voting instructions.

VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES

On any poll, the persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed and, where instructions are given by the shareholder in respect of voting for or against any resolutions, will do so in accordance with such instructions.

In the absence of any direction in the proxy, it is intended that such shares will be voted in favour of the motions proposed to be made at the Meeting as stated under the headings in this Information Circular. The form of proxy enclosed, when properly signed, confers discretionary authority with respect to amendments or variations to any matters which may properly be brought before the Meeting. At the time of printing of this Information Circular, management of the Company is not aware that any such amendments, variations or other matters are to be presented for action at the Meeting. However, if any other matters, which are not now known to the management, should properly come before the Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxyholders.

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VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue an unlimited number of common shares without par value. On April 26, 2012, the Record Date of the Meeting, 119,502,808 common shares were issued and outstanding, each share carrying the right to one vote. On any poll, the persons named in the enclosed proxy will vote the shares in respect of which they are appointed. Where instructions are given by the shareholder in respect of voting for or against any resolution, the proxy holders will do so in accordance with such instructions.

Only shareholders of record on the close of business on April 26, 2012, who either personally attend the Meeting or who complete and deliver a proxy in the manner and subject to the provisions set out under the headings “Record Date” and “Appointment and Revocation of Proxies” will be entitled to have his or her shares voted at the Meeting or any adjournment thereof.

To the knowledge of the directors and senior officers of the Company, as at the date of this Information Circular, there are no persons or companies beneficially owning or controlling or directing, directly or indirectly, shares carrying 10% or more of the voting rights attached to all outstanding shares of the Company other than CDS & Co. and Cede & Co. which are intermediaries that hold shares of the Company in electronic form for various brokerage houses and banks, except as follows:

Name and address	Number of Shares	Percentage of Outstanding Common Shares
	12,656,017	10.6%
Fidelity (on behalf of its investment advisory subsidiaries) (1)
82 Devonshire Street
Boston, MA, 02109
United States of America

(1)	According to a report filed under National Instrument 62-103 on SEDAR on March 12, 2012 this company owned or exercised control or direction over the number of common shares of the Company indicated as at February 29, 2012 divided by the shares outstanding at the date of this Information Circular.

PARTICULARS OF MATTERS TO BE ACTED UPON

Election of Directors

The board of directors of the Company (the “Board”) presently consists of seven directors. Management is only nominating six individuals to stand for election as directors at the Meeting. It is proposed that the number of directors to be elected at the Meeting for the ensuing year be fixed at six.

The term of office of each of the present directors expires at the Meeting. The persons named below will be presented for election at the Meeting as management’s nominees. Shareholders can vote for all of the proposed nominees, vote for some of the proposed nominees and withhold for others, or withhold for all of the proposed nominees. Unless otherwise instructed, the persons named in the accompanying form of proxy intend to vote for the election of each of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a director. Subject to the Company’s majority voting policy in its Corporate Governance Principles (attached as Appendix ‘A’ to the Company’s Corporate Governance Committee Charter), each director elected will hold office until the next annual general

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meeting of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company or with the provisions of the British Columbia Business Corporations Act. See “Election of Directors – Majority Voting”.

In the following table and notes thereto is stated the name of each person proposed to be nominated by management for election as a director, the country in which he is ordinarily resident, all offices of the Company now held by him, his principal occupation or employment during the past five years if such nominee is not presently an elected director, the period of time for which he has been a director of the Company, and the number of common shares of the Company beneficially owned by him, or controlled or directed by him, directly or indirectly, as at April 26, 2012.

NAME, POSITION PROVINCE OR STATE AND COUNTRY OF RESIDENCE (1)	PRINCIPAL OCCUPATION AND, IF NOT AT PRESENT AN ELECTED DIRECTOR, EMPLOYMENT FOR LAST 5 YEARS	TERM AS A DIRECTOR	NUMBER OF SHARES(2)
ANTHONY GARSON (3) (4) Director Ontario, Canada	Consultant and a director of several mining companies.	Since June 7, 2010	3,000
DAVID GOWER (4) Director Ontario, Canada	President of Brazil Potash Corporation and Chairman of Castillian Resources Corporation.	Since May 19, 2009	5,000
JOHN A. McCLUSKEY (5) President, Chief Executive Officer and Director Ontario, Canada	Chief Executive Officer and President of the Company.	Since February 21, 2003	890,109(6)
PAUL J. MURPHY (7) Director Ontario, Canada	Chief Financial Officer, Guyana Goldfields; Partner, PricewaterhouseCoopers LLP from 1981 to June 2010, and National Mining Leader from 2004 to April 2010.	Since February 18, 2010	3,000
KENNETH G. STOWE(3) Director Ontario, Canada	Director of several mining companies and Chief Executive Officer, Northgate Minerals from 2001 to 2011.	Since September 26, 2011	Nil
MARK WAYNE(7)(8) Chairman and Director Alberta, Canada	Vice President of MGI Securities Inc., a registered investment dealer; Chief Financial Officer of Regulus Resources Inc.; Chief Financial Officer of Antares Minerals from 2004 to 2010.	Since May 24, 2005	205,000

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(1)	The information as to province of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.
(2)	The information as to shares beneficially owned or over which a director or executive officer exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors and executive officers individually as at April 26, 2012 as reported on the SEDI website at www.sedi.ca.
(3)	Denotes member of the Technical, Environmental, Social and Employee Health and Safety (the “TESS Committee”). Mr. Stowe is the Chair of this committee. Mr. James McDonald currently serves as a member of this Committee. He is not standing for re-election as a director at the Meeting.
(4)	Denotes member of Compensation and Nominating Committee. Mr. Gower is the Chair of this committee. Mr. James McDonald currently serves as a member of this Committee. He is not standing for re-election as a director at the Meeting.
(5)	Denotes member of Corporate Disclosure Committee. Mr. McCluskey is the Chair of this committee. James Porter, the Chief Financial Officer (the “CFO”) of the Company, Gregory Fisher, the Vice President, Finance of the Company and Charles Tarnocai, the Vice President, Exploration and Corporate Development of the Company are members of this Committee.
(6)	Of this amount, 229,941 common shares are held by Mr. McCluskey’s spouse, 144,368 common shares are held by No. 369 Sail View Ventures Ltd., a corporation wholly-owned by Mr. McCluskey and his spouse, and a total of 515,800 common shares are held directly by Mr. McCluskey.
(7)	Denotes member of Audit Committee. Mr. Murphy is the Chair of this committee. Mr. James McDonald currently serves as a member of this Committee. He is not standing for re-election as a director at the Meeting. Denotes member of Corporate Governance Committee. Mr. James McDonald currently serves as Chair of this committee. He is not standing for re-election as a director at the Meeting.

The term of office of each of the current directors expires at the next annual general meeting of shareholders.

Minimum Share Ownership

On April 13, 2010, as amended March 8, 2012, the Board adopted resolutions requiring each director to own shares, directly or indirectly, of the Company equivalent in value to their respective director’s fee retainer (excluding the value of stock option grants) or a minimum of 3,000 shares, whichever is lower. The CEO is required to own a minimum number of shares equivalent in value to three times his base salary. New directors have one year from the date of their appointment to the Board to meet the ownership requirement.

At April 26, 2012, the Company’s directors and executive officers, as a group, beneficially own, directly or indirectly, or exercise control or direction over a total of 1,354,887 common shares with a total value of approximately CAD$24.6 million (with the President and Chief Executive Officer (the “CEO”) owning CAD$16.2 million), directly or indirectly, representing approximately 1.1% of the issued and outstanding common shares of the Company. Five out of six directors’ share ownership meets the minimum requirement, while the director who does not meet the minimum share ownership requirement has one year from the date of his appointment, or until September 26, 2012, to meet the requirement. The President and CEO’s share ownership substantially exceeds the minimum limit of three times the value of his base salary.

Share Ownership Guidelines - Executives

The Company has established a minimum share ownership guideline which requires the CEO to own shares equivalent in value to three (3) times base salary. As at December 31, 2011, the CEO owned (directly or indirectly) shares equivalent to approximately 25 times his 2011 base salary.

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The table below outlines share ownership for the Company’s five Named Executive Officers (as defined below) as at April 26, 2012.

Name	Ownership	Value ($CAD) (1)
McCluskey, John	890,109	$16,173,281
Porter, James	8,000	$145,360
Guarducci, Manley	-	-
Tarnocai, Charles	-	-
Ilhan, Han	-	-

(1)	Calculation based on the number of shares owned and the closing price ($CAD) of the Company’s shares as at April 26, 2012.

Share Ownership Guidelines – Directors

The Company has established share ownership guidelines for its directors which require directors to own shares equivalent in value to a minimum of the value of their respective director’s fee retainer (excluding the value of stock option grants) or a minimum of 3,000 shares, whichever is lower. Directors have a one-year period from the date of joining the Board to achieve the required share ownership. The table below outlines share ownership as at April 26, 2012 for the Company’s directors who were not Named Executive Officers during the most recently completed financial year ended December 31, 2011.

Name	Ownership	Value ($CAD) (1)
Anthony Garson	3,000	$54,510
David Gower	5,000	$90,850
Paul J. Murphy	3,000	$54,510
Kenneth G. Stowe (2)	-	-
Mark Wayne	205,000	$3,724,850
James McDonald (3)	240,778	$4,374,936

(1)	Calculation based on the number of shares owned and the closing price ($CAD) of the Company’s shares as at April 26, 2012.
(2)	Kenneth G. Stowe joined the Board on September 26, 2011 and has until September 26, 2012 to achieve the minimum share ownership guideline for directors.
(3)	James McDonald is not standing for re-election as a director at the Meeting.

Committees of the Board of Directors

As at the date of this Information Circular, there are five Committees of the Board, namely: (1) the Audit Committee, (2) the Compensation and Nominating Committee, (3) the Corporate Governance Committee, (4) the Corporate Disclosure Committee, and (5) the Technical, Environmental, Social and Employee Health and Safety Committee. The Board does not currently have an Executive Committee.

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The following table sets out the members of such Committees as at the date of this Information Circular:

NAME OF COMMITTEE	MEMBERS OF COMMITTEE	DATE OF APPOINTMENT
Audit Committee	Paul J. Murphy (Chair)	June 2, 2011
	Mark Wayne	June 2, 2011
	James McDonald(1)	June 2, 2011
Compensation and Nominating Committee	David Gower (Chair)	June 2, 2011
	Anthony Garson	June 2, 2011
	James McDonald(1)	June 2, 2011
Corporate Governance Committee	James McDonald (Chair) (1)	June 2, 2011
	Mark Wayne	June 2, 2011
	Kenneth G. Stowe	November 1, 2011
Corporate Disclosure Committee	John A. McCluskey (Chair)	June 2, 2011
	James Porter (2)	June 2, 2011
	Greg Fisher (2)	August 2, 2011
	Charles Tarnocai (2)	August 2, 2011
Technical, Environmental, Social and Employee Health and Safety Committee	Kenneth G. Stowe (Chair) James McDonald(1) Anthony Garson	November 1, 2011 June 2, 2011 June 2, 2011

(1)	Mr. McDonald is not standing for re-election as a director at the Meeting.
(2)	Mr. Porter is the CFO of the Company, and serves as Secretary of the Corporate Disclosure Committee, Mr. Fisher is the Vice-President, Finance of the Company and Mr. Tarnocai is the Vice-President, Exploration and Corporate Development of the Company.

Majority Voting

The Company has adopted a majority voting policy in its Corporate Governance Principles (attached as Appendix “A” to the Company’s Corporate Governance Committee Charter) pursuant to which any nominee proposed for election as a director in an uncontested election who receives, from the shares voted at the meeting in person or by proxy, a greater number of shares withheld than shares voted in favor of his or her election, must promptly tender his or her resignation to the Chair of the Board, to take effect on acceptance by the Board. The Compensation and Nominating Committee will expeditiously consider the director’s offer to resign and, unless there are extraordinary circumstances, will recommend to the Board to accept such resignation. The Board will have 90 days to make a final decision and announce such decision, including any reasons for not accepting a resignation, by way of press release. The applicable director will not participate in any Committee or Board deliberations on the resignation offer. The Corporate Governance Committee Charter is available on the Company`s website at www.alamosgold.com.

Cease Trade Orders, Bankruptcies and Penalties and Sanctions

No proposed director of the Company is, as at the date of this Information Circular, or was within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(a)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or
(b)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

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Except as described below, no proposed director of the Company:

(a)	is, as at the date of this Information Circular, or has been within the 10 years before the date of this Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

In February 2009, Railpower Technologies Corporation filed for bankruptcy. Mr. Mark Wayne was a former director of that company, having ceased to be a director in June 2008.

No proposed director of the Company has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

Appointment of Auditor

The persons named in the enclosed form of proxy will vote for the appointment of Ernst & Young LLP, Chartered Accountants, of Ernst & Young Tower, Toronto-Dominion Centre, 222 Bay Street, Toronto, Ontario, as auditor of the Company for the ensuing year, until the close of the next annual general meeting of shareholders at remuneration to be fixed by the directors.

STATEMENT OF EXECUTIVE COMPENSATION

For purposes of this Information Circular, named executive officers of the Company mean the following individuals (the “Named Executive Officers” or “NEO”):

(a)	the Company’s Chief Executive Officer (the “CEO”);

(b)	the Company’s Chief Financial Officer (the “CFO”);

(c)	each of the three most highly compensated executive officers of the Company, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation (see “Summary of Compensation”) was, individually, more than CAD$150,000 as determined in accordance with subsection 1.3(6) of Form 51-102 F6 – Statement of Executive Compensation for that financial year; and

(d)	each individual who would be a Named Executive Officer under paragraph (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at the end of that financial year.

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As at December 31, 2011, the end of the most recently completed financial year of the Company, the Company had five Named Executive Officers, being the President and CEO (John A. McCluskey), the CFO (James Porter), the Vice President and Chief Operating Officer (the “COO”) (Manley Guarducci), the Vice President, Exploration and Corporate Development (Charles Tarnocai) and the Vice President, Projects (Han Ilhan).

Compensation Discussion and Analysis

Board Compensation and Nominating Committee Report on Executive Compensation

The Company’s executive compensation program is administered by the Compensation and Nominating Committee (the “CNC”) which is comprised of David Gower (Chair), Anthony Garson and James McDonald, all of whom are independent within the meaning of National Instrument 52-110 - Audit Committees and have experience in dealing with compensation matters. The Board is of the view that the members of the CNC collectively have the knowledge, skills, experience and background to make decisions on the suitability of the Company’s compensation policies and practices. A description of such skills and experience of each member of the CNC is set out in this Circular under “Corporate Governance Practices – Board of Directors”. Mr. McDonald will not be standing for re-election as a director at the Meeting and therefore he will not continue as a member of the CNC.

The CNC has, as part of its mandate, primary responsibility for the appointment and remuneration of executive officers of the Company. In this regard, the CNC makes recommendations to the Board with respect to the Compensation (including salary, bonus, stock options, and stock appreciation rights) and benefits of the CEO and other senior officers of the Company; reviews and approves the terms of the employment agreements of the CEO and other senior officers of the Company and researches and identifies trends in employment benefits and compensation structures and reports its findings to the Board. The Board also evaluates the performances of the Company’s executive officers and reviews the design and competitiveness of the Company’s compensation plans.

Executive Compensation Program

The Company’s executive compensation program is based on a pay-for-performance philosophy. It is designed to encourage, and reward employees on the basis of individual and corporate performance, both in the short and long-term. The CNC reviews and recommends base salary levels to the Board based on a number of factors, in order to enable the Company to compete for and retain executives critical to the Company’s long-term success. Incentive compensation is directly tied to individual and corporate performance. Long-term incentive compensation is provided to align the interests of executive officers with the longer term interests of shareholders. Independent consultants are engaged on an as needed basis by the Company to assess its executive compensation strategy and plans and maintain its competitiveness. Additionally, the Company participates annually in relevant compensation surveys.

Compensation for the Named Executive Officers, as well as for officers as a whole, consists of a base salary, along with annual incentive compensation in the form of a discretionary annual bonus, and a longer-term incentive in the form of stock option grants and/or cash-settled stock appreciation rights. Overall, the Company’s total compensation strategy is to pay its executives up to the 75th percentile of its defined peer group. Historically, the Company placed greater weighting on short and long-term incentives to achieve the 75th percentile. However, since 2010 the Company has placed greater weighting on base salaries moving them closer to the 75th percentile. The Company expects to offset the increased base salaries with lesser stock option/stock appreciation rights grants relative to prior years. As an executive officer’s level of responsibility and ability to influence Company operations and results increases, the mix of total compensation is weighted more heavily to pay at risk (bonus and long-term incentive), thereby increasing the mutuality of interest between executive officers and shareholders.

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The objectives of the compensation program are to:

•	ensure external competitiveness and executive retention by developing and maintaining compensation levels that reflect current relevant market rates of pay;

•	promote pay-for-performance levels that reward consistently high performance levels;

•	provide the Company with the resources to recruit and retain a highly capable work force; and

•	establish incentives to develop and achieve performance targets that maximize the value of the Company to the benefit of its shareholders and other stakeholders.

The Company’s compensation plan meets these objectives by addressing each key component of total compensation: base salary, annual incentive and long-term incentive awards, and all other compensation. Based on benchmarking against what was originally 19 peer group companies in 2010 and 16 peer group companies in 2011, there is wide variation with respect to the cash component of compensation among companies. Certain companies opt for a lower base salary and weight bonus payments more heavily, whereas other companies opt for a higher base salary and relatively lower bonuses as a percentage of the base salary, and a broad range exists between. The Company has set its salary and bonus compensation such that the combined salary and bonus cash component of compensation for executives is targeted in the range of the 50th and 75th percentile for high performing executives. The Company has placed greater emphasis on base salary (as compared to long-term incentive awards) since 2010, to better align this element of pay with the market and the peer group. Pay at risk (discretionary annual bonus and long-term incentive) continue to incent the behaviours and ultimate performance for achieving superior results. The Board places significant emphasis on aligning the interests of its executives with those of its shareholders. As a result, appropriate weighting is placed on all three elements of awards to reflect the role and responsibilities of the respective NEO. No benefit is conferred through a contribution to a pension plan.

The Company’s annual performance and compensation review was led and conducted by the CNC in late 2011 with conclusions on 2011 bonuses and 2012 base salaries determined at a Board meeting held on December 6, 2011. Decisions on 2011 base salaries for the Named Executive Officers and other executive officers were taken by the Board during the annual review meeting held on December 7, 2010. Decisions on 2011 stock option grants were made by the Board of Directors on May 12, 2011.

The Company participated in the following surveys in 2011:

•	2011 Mining Industry Salary Survey conducted by Coopers Consulting and PwC;

•	2011 Global Mining Compensation Review conducted by Hay Group;

•	2011 Compensation of Investor Relations Positions in Canada, conducted by Canadian Compensation Resources Ltd.; and

•	2011 Top 10 Global Mining Survey, conducted by Equilar Inc.

The above surveys include organizations varying in size by market capitalization, headcount and location of corporate office, and report findings on those bases. In June 2010, the CNC commissioned a study with Towers Watson to provide a review of compensation among the Company’s defined peer group. The companies that were selected to be a part of the peer group were chosen based on their having similar characteristics to the Company with respect to some or all of: industry, production and growth profile, corporate structure and market capitalization. The peer group is as listed in the table below:

• B2Gold Corporation	• AuRico Gold Incorporated	• Lundin Mining Corporation	• Red Back Mining Incorporated(4)
• Centerra Gold Incorporated	• Hudbay Minerals Incorporated	• Minefinders Corporation(3)	• Silver Wheaton Corporation

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• Eldorado Gold Corporation	• IAMGOLD Corporation	• New Gold Incorporated	• Thompson Creek Metals Company
• Equinox Minerals Limited. (1)	• Inmet Mining Corporation	• Osisko Mining Corporation	• Uranium One Incorporated
• Quadra FNX Mining Ltd. (2)	• Katanga Mining Limited

(1)	Equinox Minerals Ltd. was purchased by Barrick Gold Corp. on July 19, 2011.
(2)	Quadra Mining Ltd. became Quadra FNX Mining Ltd. “FNX” on May 21, 2010. On February 20, 2012, FNX was acquired by KGHM Polska Miedz S. A.
(3)	Minefinders Corporation Ltd. was purchased by Pan American Silver Corp. on March 30, 2012.
(4)	Red Back Mining Inc. was purchased by Kinross Gold Corporation on September 17, 2010.

Given the detailed comprehensive analysis performed in the Towers Watson survey in 2010, the CNC decided that the data remained valid for 2011 and continued to reflect the Company’s peer group. The data reported in the Towers Watson 2010 survey was increased by 4% to reflect general market increases as reported by various compensation sources.

The CNC and the Board approved an Executive Compensation Strategy in 2010 that reflects the need to attract and retain top executives to continue to lead Alamos amongst its peer group and in the gold mining industry in general. Overall, total compensation for executives is targeted between the 50th and 75th percentile. On average, it will take an executive, new to their role, up to five (5) years to meet this target and hence, to be considered performing as “fully-functioning”.

Total fees paid in 2011 for compensation surveys was CAD$30,200. In 2010, total fees paid for executive compensation consulting and compensation surveys was CAD$64,200.

Key components of the Company’s compensation plan are discussed below.

Base Salary

Base salaries provide executive officers with monthly remuneration based on the position and the required qualifications and skills to effectively perform the functions contained in the job description. Base salaries are also the determinant for other forms of compensation (annual incentive and long-term incentive) in the case that these are paid/granted as a percentage of base salary. Base salaries are intended to be internally equitable and externally competitive. Salaries are reviewed annually based on performance levels within the Company, and in comparison to base salaries for similar roles in peer group companies. The target base salary range is between the 50th and 75th percentile of the peer group and/or the market at large. Annual adjustments to base salary are assessed and recommended by the CNC to the Board for final decision. Greater emphasis has been placed on base salary adjustments since 2010 to ensure base salaries paid to NEOs are in the appropriate base salary range per respective role, and have been corrected if and when they have fallen outside this range.

Annual Incentive Plans

The CNC determines, on a discretionary basis, annual incentive awards or bonuses to be paid by the Company to the executive officers of the Company, in respect of a financial year, based on both individual and corporate performance. Each executive officer is responsible for presenting specific individual goals and objectives to the Board for review and approval on an annual basis. The CEO approves, on a discretionary basis, bonuses to be paid by the Company to all other eligible employees and consultants of the Company in respect of a financial year. An annual performance bonus is provided as an element of total compensation to provide an incentive to achieve or exceed annual goals consistent with

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operating or financial metrics that can generally be improved on a year over year basis. The Company metrics are outlined in the table below under “Review of Recent Performance and Performance Objectives”.

Stock Option Plan

The CEO, in discussion with management, makes recommendations to the CNC and Board on the grant of options consistent with the terms and conditions of the Company’s stock option plan (the “Plan”). The Board approves all stock option grants. The Board may delegate the authority to review and approve stock option grants to a committee of the Board. Individual grants are determined by an assessment of an individual’s current and expected future performance, level of responsibility and the ability of the position to influence Company performance. Stock option awards are paid in alignment with the overall compensation strategy to pay its executives at the 75th percentile. Grants are typically made to new hires who qualify for option award grants based on the terms of their contract. The initial level of grant is generally higher than subsequent annual grants at a ratio of 2:1 or 3:1 depending on the total compensation package. All grant awards are subject to a vesting period.

The Plan is a key component of total compensation whereby the Company provides its officers with the incentive to achieve the Company’s goal of achieving price appreciation for its common shares. Because each officer is charged with achieving maximum performance through its operating and financial metrics, each officer is capable of delivering performance-based results which can result in share price appreciation. Each officer is awarded a substantial option package on entering service and annual grants are reviewed by the Board. The Company does not consider that the initial valuation of a grant through an option pricing model is an appropriate metric for evaluating executive compensation since the option holder cannot normally monetize the value of the grant through any existing market, and such a metric is abnormally high in the year an executive is appointed to his or her position as a result of the initial grant.

The Plan was initially established and approved in 2003 to allow the Company to grant incentive stock options to directors, officers, employees and consultants of the Company and its subsidiaries and affiliates. Amendments to the Plan are being submitted to the shareholders for approval at the Meeting. If these amendments are approved, only officers of the Company will be eligible for future stock option grants, vesting terms will be amended and the number of stock option available for grant will be reduced to 7% of the outstanding shares of the Company from time to time, among other changes.

The number of stock options which may be issued under the Plan in the aggregate and in respect of any financial year is limited under the terms of the Plan and cannot be increased without shareholder approval. Stock options granted to officers have a five year term and are exercisable at the price determined by the Board, at the time any option is granted. In no event shall such price be lower than the price permitted by the Toronto Stock Exchange (the “TSX”) and any stock exchange or exchanges or regulatory agency having jurisdiction. See “Securities Authorized for Issuance under Equity Compensation Plans” below for further detail of the Plan.

Option Re-pricing

No options held by the Named Executive Officers are permitted to be, or were, re-priced downward during the Company’s most recently completed financial year ended December 31, 2011.

Stock Appreciation Rights (“SARs”)

In 2011, the Board approved a cash-settled stock appreciation rights plan (the “SARs Plan”) to grant incentive SARs to the directors, officers, employees and consultants of the Company or any of its subsidiaries and affiliates. A cash-settled stock appreciation right (“SAR”) entitles a participant to receive

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cash consideration equal to the appreciation in value of the Company’s common shares over a certain period of time. The term (not to exceed ten years) and vesting provisions are authorized by the Board at the time of the grant.

SARs granted to directors, officers and certain consultants under the SARs Plan are exercisable for a five-year period, and SARs granted to employees are generally exercisable for a three-year period. SARs granted vest 20% on the date of grant, and 20% at each six month interval following the date of grant. The strike price of a SAR cannot be lower than the market price of the common shares of the Company at the date of the grant of the SAR, where market price is the closing price of the Company’s common shares on the TSX on the business day on which the grant of the SAR is approved by the Board.

SARs are cash-settled liabilities, which are initially valued and re-measured at each reporting date using the Black-Scholes option-pricing method. At the settlement date, the SARs liability is re-measured to the intrinsic value or cash payment required to settle the SARs liability. Changes in the fair value of the SARs liability are recognized as an expense within share-based compensation in the Statements of Comprehensive Income.

Pension Plans

The Company does not provide pension plan benefits to its directors or executive officers.

Managing Compensation-Related Risk

The Board and the CNC have an active role in risk oversight regarding the Company’s compensation policies and practices. They consider all factors related to an executive’s performance and regularly assess, as part of their respective deliberations, the risk implications of the Company’s compensation policies and practices, including the potential for any inappropriate or excessive risk-taking by its executive officers, in determining compensation. The Company uses the following practices to discourage or mitigate inappropriate or excessive risk-taking by directors and executive officers:

•

The structure of incentive compensation is designed not to focus on a single metric, which in the Company’s view could be distortive, but instead a combination of both corporate and personal objectives.

•

Each director of the Company is required to own common shares in the capital of the Company equivalent to their respective annual remuneration or a minimum of 3,000 common shares, whichever is lower. The CEO is required to own a minimum number of common shares equivalent to three times his base salary. See “Particular of Matters to be Acted Upon – Election of Directors - Minimum Share Ownership”.

•	The Company has an appropriate compensation mix, including fixed and performance based compensation with short and longer term performance conditions and multiple forms of compensation.

•	The CNC has discretion in assessing the annual incentive awards paid to executive officers of the Company based on both individual and corporate performance.

•

The SARs granted pursuant to the SARs Plan, and stock options granted pursuant to the Plan, are subject to vesting provisions so directors and executive officers are exposed to the risks of their decisions and vesting periods align with risk realization periods.

In order to further mitigate the potential for executive officers to take inappropriate or excessive risks relating to compensation, the Board has passed a resolution which prohibits directors and executive officers from purchasing financial instruments (including prepaid variable forward contracts, equity

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swaps, collars, or units of exchange funds) that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by a director or executive officer. The Board has further authorized the CNC to consider and prepare an appropriate policy (or to revise the Company’s existing policies) for adoption by the Board to reflect this directive in this resolution and to consider the need for the adoption of any other policies relating to the management of compensation-related risks.

Summary of Compensation

The following table is a summary of compensation paid for the Named Executive Officers for the financial years ended December 31, 2011, December 31, 2010, and December 31, 2009. All figures are in United States dollars, the same currency that the Company uses in its financial statements, unless otherwise indicated. Fees earned and option-based awards amounts that have been paid in Canadian dollars have been converted into United States dollars at the average 2011 CAD:USD exchange rate of CAD$1.00 = US$1.01. The value of option-based awards is translated into United States dollars at the exchange rate in effect on the date of the option grant.

Name and Principal Position	Year	Salary ($)	Share- based Awards ($)	Option- based Awards ($)(1)	Non-equity Incentive Plan Compensation ($)		Pension Value ($)	All other Compensation ($)(4)	Total Compensation ($)
					Annual Incentive Plans ($)(2)	Long- term incentive Plans(3)
John A. McCluskey President and CEO	2011	581,555	N/A	1,512,000	535,031	N/A	N/A	8,624	2,637,210
	2010	509,250	N/A	3,768,000	585,638	N/A	N/A	6,898	4,869,786
	2009	440,145	N/A	1,095,000	528,174	N/A	N/A	4,055	2,067,374
James Porter(5) CFO	2011	230,404	N/A	630,000	163,847	N/A	N/A	4,200	1,028,451
	2010	175,735	N/A	1,256,000	145,500	N/A	N/A	-	1,577,235
	2009	139,969	N/A	182,500	167,270	N/A	N/A	532	490,271
Manley Guarducci VP and Chief Operating Officer (“COO”)	2011	404,304	N/A	756,000	291,283	N/A	N/A	2,593	1,454,180
	2010	297,000	N/A	2,512,000	257,050	N/A	N/A	9,564	3,075,614
	2009	270,000	N/A	547,500	310,833	N/A	N/A	10,184	1,138,517
Charles Tarnocai Vice President Corporate Development	2011	242,736	N/A	504,000	163,847	N/A	N/A	-	910,583
	2010	208,429	N/A	1,256,000	145,500	N/A	N/A	-	1,609,929
	2009	145,248	N/A	182,500	139,306	N/A	N/A	-	467,054
Han Ilhan(6) Vice President Projects	2011	75,000	N/A	N/A	27,000	1,245,000(3)	N/A	3,600	1,350,600
	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

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1)	The value of option-based awards was calculated using a Black-Scholes option pricing model, given that it is one of most common valuation methodologies available, and applying the following key inputs:

Risk-free rate	1.7%-2.3%
Expected dividend yield	0.43%-0.58%
Expected stock price volatility	42%-58%
Expected option life, based on terms of the grants (months)	20-60

Option pricing models require the input of highly subjective assumptions, particularly as to the expected volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and, therefore, it is management’s view that the existing models may not provide a single reliable measure of the fair value of the Company’s stock option grants. The Company uses an option-pricing model because there is no market for which employee options may be freely traded. Readers are cautioned not to assume that the value derived from the model is the value that an employee might receive if the options were freely traded, nor assume that these amounts are the same as those reported for by the employee as income received for tax purposes.

2)	Represents discretionary bonus payments made in cash in the years indicated to the Named Executive Officers.
3)	The value of SARs awards was calculated using a Black-Scholes option pricing model, given that it is one of most common valuation methodologies available, and applying the following key inputs:

Risk-free rate	1.1%-1.5%
Expected dividend yield	0.88%
Expected stock price volatility	41%-66%
Expected option life, based on terms of the grants (months)	20-60

4)	Consists of Company-paid parking, extended medical and, in the case of Han Ilhan, a living allowance.
5)	Promoted from Vice President Finance to CFO at the Company’s Annual General Meeting held on June 2, 2011.
6)	Han Ilhan joined Alamos on October 17, 2011 and his annual salary is US$360,000. The amount reported is the pro-rated salary for his period of employment in 2011. Han Ilhan’s SARs grant was an initial grant upon commencement of employment with the Company.

CEO Compensation

The table below outlines key metrics with respect to CEO total compensation.

Differential between CEO Total Compensation and Next Highest NEO	Total Compensation of the CEO as a Percentage of Net Profit ($60.1M)
181.8%	4.4%

Review of Recent Performance and Performance Objectives

The annual incentive plan is structured to recognize individual and Company-wide performance. Goal achievement equates to a 100% target payout, while exceeding goals is recognized by up to a 130% target payout. Individual goal recognition is determined in concert with overall corporate performance. Equally, the Board has the discretion to recognize goals that are not fully achieved but would be paid at a threshold level (below target). Target annual incentive payout levels are expressed in ranges and as percentages of base salary.

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The NEOs are measured on their individual goals and on the corporate metrics which are set out in the table below. For all NEOs and executives, other than the CEO, individual and corporate metrics are weighted equally. The President and CEO, John McCluskey, however, is evaluated on the achievement of corporate metrics only.

The CNC and the Board considered the individual and corporate goals and results for 2011 and determined that, while the key corporate metrics were achieved, certain results, such as annual gold production, did not achieve the low end of the initial forecast range. The Board concluded that corporate metrics were achieved at 80%. As a result, the CEO’s bonus was paid at 80% of target. The bonus of Manley Guarducci, the Vice President and COO was also paid at 80% of the target payout (corporate and individual metrics) given his influence and responsibility over the operations of the Company. The balance of the NEO bonuses were paid at a rate of 80% of corporate metrics and 100% of individual metrics, split 50:50.

Chief Executive Officer

Reports directly to the Board, and is responsible for providing leadership and vision leading to the success of the Company and the best interests of its shareholders. In addition to being the Company’s public spokesman, the CEO has overall responsibility for ensuring that the Company is adequately financed for operations and growth opportunities. The CEO is also charged with developing and maintaining a team of individuals to assist him in managing the day-to-day affairs of the Company, as well as carrying out the other duties and responsibilities assigned by the Board to the CEO. Mr. McCluskey’s bonus in 2011 was based on his leadership of the Company and shared responsibility with his executives to meet their corporate goals. Share price performance was also a factor considered in his compensation.

Chief Financial Officer

Responsible for monitoring and maintaining the Company’s financial strength, ensuring adequate liquidity and managing counterparty arrangements, achieving return on investment targets, reviewing and implementing tax savings opportunities, analysis and funding of acquisition/merger opportunities, and overall financial disclosures. Mr. Porter’s bonus in 2011 was based on continued corporate balance sheet strength which allowed the Company to increase its dividend. In addition, the Company achieved a high rate of return on assets and equity (significantly better than industry average) and maintained high quality financial disclosures, while improving the timeliness of its financial reporting.

Vice President and Chief Operating Officer

Responsible for establishing operating performance objectives, health and safety standards, meeting or exceeding budgeted cash flows, ensuring adequate return on capital investments and various community-based goals. Mr. Guarducci’s bonus in 2011 was based on achieving the mid-range of the revised production guidance in addition to maintaining industry leading low operating costs

Vice President, Exploration and Corporate Development

Responsible for reviewing and identifying new projects that meet internal acquisition criteria and making recommendations to the Board. Mr. Tarnocai’s bonus in 2011 was based on discerning promising acquisition targets from those not suited for the Company’s investment. He has made a number of recommendations for acquisitions for consideration by the Board and has cycled through numerous project reviews that do not meet the Company’s investment criteria. He also successfully transitioned additional responsibilities of managing the exploration function.

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Vice President, Projects

Responsible for overseeing the advancement of the Company’s key development projects in Turkey. Responsible for managing local teams comprised of consultants, contractors and/or employees of professionals specializing in mining, metallurgy, process design, engineering, power, procurement (contracts, procurement and logistics) and government and community relations. Mr. Ilhan’s bonus in 2011 was based on continuing to develop and strengthen teams in Turkey, while advancing the Turkish projects towards the preliminary feasibility stage.

Corporate Metric	2011 Plan	2011 Actual
Earnings Per Share (basic, after tax)	$0.44	$0.51
Return on Average Assets (ROAA)	9.2%	10.9%
Return on Average Assets (excluding cash and short-term investments)	15.2%	17.3%
Return on Equity (ROE)	9.4%	12.2%
Cash Operating Cost per Ounce Sold (excluding royalty)	$350 - $365/oz	$368
Stock Price Performance (annual)	AGI	-7.2%
	TSX Gold Index	-14.3%
	Peers	-21.5%
	S&P 500	0%
	S&P/TSX Composite	-11.1%
Safety Record	Goal is zero safety incidents and continuous improvement.	Frequency[1] - 4.99 Severity[2] – 5.49
Production (ounces (Au))	160,000 – 175,000	156,000
Capital and Development Priorities:
Escondida Development Budget 2011 Escondida Gravity Mill Pre-feasibility study on Turkish development projects	$23.2M (Q1 2012)	$31.2M – on-track
	$17.5M (Q1 2012)	$17.3M – on-track
	Q4 2011	Delayed to incorporate
		resource growth.
Resource & Reserve Growth (ounces (Au))	1.5M oz	0.57M

1)	Calculated as the number of accidents multiplied by one million divided by the number of exposure hours worked.
2)	Calculated as the number of hours lost multipled by one million divided by the number of exposure hours worked.

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Incentive Plan Awards

Value Vested or Earned During Year

The following table sets out the value vested or earned for all incentive plan awards held by Named Executive Officers during the most recently completed financial year ended December 31, 2011 (values are in United States dollars converted at the average rate for 2011 of CAD$1.00 = US$1.01 for vested amounts):

Name	Value Vested Option-based awards during the year ($) (1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
John A. McCluskey	643,250	N/A	N/A
James Porter	176,388	N/A	N/A
Manley Guarducci	353,181	N/A	N/A
Charles Tarnocai	163,847	N/A	N/A
Han Ilhan	N/A	N/A	-

(1)	For each stock option grant, 20% vests immediately, and an additional 20% vests at each six month anniversary date (two-year total vesting period). Amounts vesting in 2011 related to options granted in the years 2009 to 2011.

Outstanding Share-based Awards and Option-based Awards

The following table sets out the outstanding option-based awards (excludes SARs) held by the Named Executive Officers as at December 31, 2011 (no share-based awards are outstanding). Values are in United States dollars converted at the year-end rate for 2011 of CAD$1.00 = US$0.98 for unexercised value:

Name	Option-based Awards (excludes SARs)
	Number of securities underlying unexercised options	Option exercise price (CAD$)	Option expiration date (dd/mm/yyyy)	Value of unexercised in- the-money options (1) ($)
John A. McCluskey	71,500	6.22	15/05/2013	793,893
	600,000	7.29	15/04/2012	6,032,880
	300,000	9.80	08/06/2014	2,278,500
	300,000	14.24	12/05/2016	973,140
	600,000	14.92	02/06/2015	1,546,440
James Porter	10,000	9.80	08/06/2014	75,950
	125,000	14.24	12/05/2016	405,475
	200,000	14.92	02/06/2015	515.480
Manley Guarducci	150,000	9.80	08/06/2014	1,139,250
	150,000	14.24	12/05/2016	486,570
	400,000	14.92	02/06/2015	1,030,960
Charles Tarnocai	100,000	14.24	12/05/2016	324,380
	160,000	14.92	02/06/2015	412,384
Han Ilhan	Nil	N/A	N/A	N/A

(1)	Calculation based on the closing price of the Company’s common shares on the TSX at December 31, 2011.

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Outstanding SARs Awards

The following table sets out the outstanding SARs awards held by the Named Executive Officers as at December 31, 2011 (values are in United States dollars converted at the year-end rate for 2011 of CAD$1.00 = US$0.98 for unexercised value):

Name	Stock Appreciation Rights Awards
	SARs Outstanding	SARs Strike price (CAD$)	SARs expiration date (dd/mm/yyyy)	Value of unexercised in- the-money SARs ($) (1)
John A. McCluskey	Nil	N/A	N/A	N/A
James Porter	Nil	N/A	N/A	N/A
Manley Guarducci	Nil	N/A	N/A	N/A
Charles Tarnocai	Nil	N/A	N/A	N/A
Han Ilhan	200,000	17.01	07/11/2016	105,840

(1)	Calculated based on the closing price of the Company’s common shares on the TSX at December 31, 2011

Gains Realized on Stock Options Exercised by NEO’s in 2011

The table below summarizes the realized gains on stock options exercised by the NEO’s during the 2011 year.

Name	Gains Realized on Stock Options Exercised ($)
John A. McCluskey	1,205,589
James Porter	488,911
Manley Guarducci	1,366,664
Charles Tarnocai	1,109,354
Han Ilhan	N/A(1)

(1)	There were no SARs exercises and therefore no gains realized by the VP Projects on SARs in the 2011 year.

Termination And Change Of Control

Based on a market and peer group review, change of control terms for all NEO’s were revised in 2011 as per a Board resolution dated August 2, 2011. These changes, in addition to modifications to the restrictive covenant terms in each NEO’s employment agreement, are in the process of being incorporated into revised employment agreements.

As at December 31, 2011, the end of the most recently completed financial year of the Company, the Company had entered into employment agreements with each of the Named Executive Officers, as follows.

John A. McCluskey, President and CEO

Under an agreement with John A. McCluskey dated November 1, 2004, Mr. McCluskey acts as President and CEO of the Company. He receives annual compensation of CAD$575,000 effective January 1, 2011 (all amounts paid to Mr. McCluskey are in Canadian funds) payable in equal semi-monthly installments. In addition, he participates in the Company’s medical, dental and fitness benefit program offered to all its employees in Canada. As an officer, he also receives an additional CAD$2,000 medical benefit allowance as part of an executive medical plan established in 2010. Mr. McCluskey also has an annual medical benefit with a private healthcare provider valued at CAD$2,593 per annum. His compensation is reviewed annually by the Board, and may be increased at the Board’s discretion each year.

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Mr. McCluskey is also eligible for a discretionary annual cash bonus. In 2011, Mr. McCluskey received a bonus of 80% of his target bonus for a total payment of CAD$529,000. In 2010, Mr. McCluskey received a bonus of CAD$603,750 in respect of his performance in 2010. In 2009, Mr. McCluskey received an annual bonus of CAD$400,000 in respect of 2009 performance. In addition, Mr. McCluskey received a grant of options to purchase 300,000 common shares at CAD$14.24 per share in 2011, a grant of options to purchase 600,000 common shares at CAD$14.92 in 2010 and a grant of options to purchase 300,000 common shares at CAD$9.80 in 2009. All stock option grants were for a period of five years, subject to a two-year vesting provision. Mr. McCluskey is entitled to 28 calendar days of paid vacation each year.

The term of Mr. McCluskey’s engagement is indefinite. If Mr. McCluskey is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment equal to 24 months’ compensation plus two additional months’ for each year subsequent to the first year of his engagement. If Mr. McCluskey’s engagement as President and CEO is terminated as a result of a change of control of the Company, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment of 36 months base fee plus an amount on account of the annual incentive fee equivalent to one year’s incentive fee based on the average of the prior three years and an amount equal to the value of benefits paid for by the Company in the prior year and payable hereunder.

James Porter, CFO

James Porter was promoted to CFO from Vice President, Finance on June 2, 2011. Subsequent to his promotion, Mr. Porter’s salary was increased to CAD$240,000 (all amounts paid to Mr. Porter are in Canadian funds) payable in equal semi-monthly installments. In addition, he participates in the Company’s medical, dental and fitness benefit program offered to all its employees in Canada. As an officer, he also receives an additional annual CAD$2,000 benefit allowance as part of an executive medical plan established in 2010. Mr. Porter also has an annual medical benefit with a private healthcare provider valued at CAD$2,593 per annum.

Mr. Porter is also eligible for a discretionary annual cash bonus. In 2011, Mr. Porter received a bonus of CAD$162,000 in respect of his performance in 2011, and in 2010, Mr. Porter received a CAD$150,000 bonus in respect of his performance in 2010. Mr. Porter received a CAD$191,080 bonus in respect of 2009 performance, paid in 2009. In 2011, Mr. Porter received a grant of options to purchase 125,000 common shares at CAD$14.24 per share. He received a grant of options to purchase 200,000 common shares at CAD$14.92 in 2010 and in 2009 received a grant of options to purchase 50,000 common shares at CAD$9.80. All options grants are for a period of five years, subject to a two-year vesting provision. Mr. Porter is entitled to 20 calendar days of paid vacation each year.

The term of Mr. Porter’s engagement is indefinite. If Mr. Porter’s engagement is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment of two months compensation plus one additional month for each year subsequent to the first year of his engagement. If Mr. Porter’s engagement is terminated as a result of a change of control of the Company, he is entitled to receive 24 months base fee plus an amount on account of the annual incentive fee equivalent to one year’s incentive fee based on the average of the prior three years and an amount equal to the value of benefits paid for by the Company in the prior year and payable hereunder.

Manley Guarducci, Vice President and COO

Under an agreement with Manley Guarducci dated May 22, 2008, as revised on August 2, 2011, Mr. Guarducci acts as Vice President and COO of the Company. He receives annual compensation of

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CAD$400,000 effective January 1, 2011 (Mr. Guarducci is paid in Canadian funds) payable in equal semi-monthly installments. In addition, he participates in the Company’s health benefit program offered to all its employees in Canada. As an officer, he also receives an additional annual $2,000 benefit allowance as part of an executive medical plan established in 2010. Mr. Guarducci has an annual medical benefit with a private healthcare provider valued at CAD$2,593.

Mr. Guarducci is also eligible for a discretionary annual cash bonus. Mr. Guarducci received a bonus of CAD$288,000 in respect of 2011 at 80% of his target bonus, a bonus of CAD$265,000 in respect of performance in 2010 and a bonus of CAD$216,000 in respect of his performance in 2009. In 2011, he received a grant of options to purchase 150,000 common shares at CAD$14.24 per share and in 2010 he received a grant of options to purchase 400,000 common shares at CAD$14.92 per share, and in 2009 a grant of options to purchase 150,000 common shares at CAD$9.80, each for a period of five years, subject to a two-year vesting provision. Mr. Guarducci is entitled to 20 calendar days of paid vacation each year.

The term of Mr. Guarducci’s engagement is indefinite. If Mr. Guarducci’s engagement is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment of 12 months’ compensation plus one additional month for each year subsequent to the first year of his engagement. If Mr. Guarducci’s engagement is terminated as a result of a change of control of the Company, he is entitled to receive 24 months’ base fee plus an amount on account of the annual incentive fee equivalent to one year’s incentive fee based on the average of the prior three years and an amount equal to the value of benefits paid for by the Company in the prior year and payable hereunder.

Charles Tarnocai, Vice President Exploration and Corporate Development

Under an agreement with Charles Tarnocai, dated April 17, 2008, Mr. Tarnocai agreed to act as Vice President, Corporate Development of the Company. On February 23, 2012, he took on the additional role of Vice President Exploration. He receives annual compensation of CAD$240,000 effective July 1, 2011 (all amounts paid to Mr. Tarnocai are in Canadian funds) payable in equal semi-monthly installments, plus he participates in the Company’s health benefit program offered to all its employees in Canada. As an officer, he also receives an additional CAD$2,000 benefit allowance as part of an executive medical plan established in 2010. His compensation is reviewed annually by the CEO and the Board, and may be increased at its discretion each year.

Mr. Tarnocai is eligible for a discretionary annual cash bonus. Mr. Tarnocai received a performance-based bonus of CAD$162,000 in 2011, a bonus of CAD$150,000 in 2010 with respect to his performance in 2010 and a bonus of CAD$132,000 in respect of 2009. In 2011, he received a grant of options to purchase 100,000 common shares at CAD$14.24, in 2010 he received a grant of options to purchase 200,000 common shares at CAD$14.92 per share, and in 2009, Mr. Tarnocai received a grant of options to purchase 50,000 common shares at CAD$9.80, each for a period of five years, subject to a two-year vesting provision. Mr. Tarnocai is entitled to 20 calendar days of paid vacation each year.

The term of Mr. Tarnocai’s engagement is indefinite. If Mr. Tarnocai’s engagement is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment of three months’ compensation plus one additional month for each year subsequent to the first year of his engagement. If Mr. Tarnocai’s engagement is terminated as a result of a change of control of the Company, he is entitled to receive 24 months’base fee plus an amount on account of the annual incentive fee equivalent to one year’s incentive fee based on the average of the prior three years and an amount equal to the value of benefits paid for by the Company in the prior year and payable hereunder.

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Han Ilhan, Vice President Projects

Under an agreement with Han Ilhan, dated October 17, 2011, Mr. Ilhan acts as Vice President, Projects of the Company. He receives annual compensation of US$360,000 effective October 17, 2011 (all amounts paid to Mr. Ilhan are in US funds) payable in equal monthly installments, plus he participates in the Company’s medical and dental benefit program offered to all its expatriate employees. His base salary will be reviewed annually by the Board, and may be increased at its discretion each year.

Mr. Ilhan is eligible for a discretionary annual cash bonus. Mr. Ilhan received a US$27,000 bonus in respect of his performance in 2011 which was pro-rated to reflect his period of employment in 2011. Mr. Ilhan is eligible for a completion bonus that may be paid at two critical points in the project timeline; approval of specific permits and project commissioning. The amount that may be paid is between 20% and 50% of his base fee and is at the discretion of the Board. On November 7, 2011, he received an initial grant of 200,000 SARs at CAD$17.01 per share for a period of five years, subject to vesting provisions. Mr. Ilhan is entitled to four weeks of paid vacation each year. Mr. Ilhan also receives a monthly living allowance of US$4,000 given his relocation to Turkey.

The term of Mr. Ilhan’s engagement is indefinite. If Mr. Ilhan’s engagement is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment of 18 months’ compensation. If Mr. Ilhan’s engagement is terminated as a result of a change of control of the Company, he is entitled to receive 12 months’ base fee plus an amount on account of the annual incentive fee equivalent to one year’s incentive fee based on the average of the prior three years (or an average of prior years should Mr. Ilhan have less than three years of employment with the Company) and an amount equal to the value of benefits paid for by the Company in the prior year and payable hereunder.

DIRECTOR COMPENSATION

Effective December 9, 2008, based on a report prepared by an independent compensation consultant, the Board agreed that the following compensation be paid to Directors, Committee chairs and Committee members. This same rate applied to the 2011 calendar year (values are in United States dollars converted at the average rate for 2011 of CAD$1.00 = US$1.01).

Position	Annual Compensation ($)
Chairman of the Board:	40,456
Director (other than Chairman):	18,205
Audit Committee Chair, additional:	10,114
Other Committee Chairs, additional:	6,068

In addition to the foregoing, each Director is paid an attendance fee of $1,000 for each full-day Board or Committee meeting attended and $500 for unplanned/unscheduled and/or half-day Board or Committee meetings attended.

During the most recently completed financial year ended December 31, 2011, the directors who are not Named Executive Officers received the following compensation for services provided to the Company. All figures are in United States dollars, unless otherwise indicated. Fees earned and option-based awards amounts that have been paid in Canadian dollars have been converted into United States dollars at the average 2011 CAD:USD exchange rate of CAD$1.00 = US$1.01. The value of option-based awards is translated into United States dollars at the exchange rate in effect on the date of the option grant.

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Name	Fees Earned	Share-based Awards ($)	Option-based Awards(3) ($)	Non-equity Incentive Plan Compensation(4) ($)	Pension Value ($)	All other Compensation ($)	Total Compensation ($)
James M. McDonald	47,536	N/A	403,000	N/A	N/A	N/A	450,536
Leonard Harris(2)	22,543	N/A	52,000	N/A	N/A	N/A	74,543
Mark Wayne	51,581	N/A	504,000	N/A	N/A	N/A	555,581
David Gower	34,388	N/A	403,000	N/A	N/A	N/A	437,388
Paul Murphy	39,445	N/A	403,000	N/A	N/A	N/A	442,445
Anthony Garson	34,388	N/A	403,000	N/A	N/A	N/A	437,388
Kenneth G. Stowe(1)	7,885	N/A	-	1,245,000	N/A	N/A	1,252,885

(1)	Mr. Stowe joined the Board on September 26, 2011.
(2)	Mr. Harris resigned as at July 12, 2011
(3)	The value of option-based awards was calculated using a Black-Scholes option pricing model, given that it is one of most common valuation methodologies available, and applying the following key inputs:

Risk-free rate:	1.7%-2.3%
Expected dividend yield:	0.43%-0.58%
Expected stock price volatility:	42%-58%
Expected option life, based on terms of the grants (months):	20-60

(4)	The value of SARs awards was calculated using a Black-Scholes option pricing model, given that it is one of most common valuation methodologies available, and applying the following key inputs:

Risk-free rate:	1.1%-1.5%
Expected dividend yield:	0.88%
Expected stock price volatility:	41%-66%
Expected option life, based on terms of the grants (months):	20-60

Incentive Plan Awards

Value Vested or Earned During Year

The following table sets out the value vested or earned for all incentive plan awards held by Directors who were not Named Executive Officers during the most recently completed financial year ended December 31, 2011 (values are in United States dollars converted at the average rate for 2011 of CAD$1.00 = US$1.01 for vested amounts):

Name	Option-Based Awards – Vested During the Year (1) ($)	Share-Based Awards – Value Vested During The Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During The Year ($)
James M. McDonald	111,214	N/A	N/A
Leonard Harris (2)	50,570	N/A	N/A
Mark Wayne	121,247	N/A	N/A
David Gower	262,924	N/A	N/A
Paul Murphy	438,098	N/A	N/A
Anthony Garson	401,202	N/A	N/A
Kenneth Stowe(3)	N/A	N/A	-

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(1)	For each stock option grant, 20% vests immediately, and an additional 20% vests at each six month anniversary date (two-year vesting period). Amounts vesting in 2011 related to options granted in the years 2009 to 2011.
(2)	Mr. Harris resigned from the Board on July 12, 2011.
(3)	Mr. Stowe joined the Board on September 26, 2011.

Outstanding share-based awards and option-based awards

The following table sets out the outstanding option-based awards other than SARs (which are set out in the table below) held by the Directors who were not Named Executive Officers as at the end of December 31, 2011 (no share-based awards are outstanding), (values are in United States dollars converted at the year-end rate of CAD$1.00 = US$0.98 for unexercised value):

Name	Option Based Awards (Other than SARs)
	Number Of Securities Underlying Unexercised Options	Option Exercise Price (CAD $)	Option Expiration Date D/M/Y	Value Of Unexercised In- The-Money Options(1) (USD $)
James McDonald	80,000	14.24	12/05/2016	259,504
	65,000	14.92	02/06/2015	167,531
Mark Wayne	75,000	7.29	15/04/2012	754,110
	30,000	6.76	03/06/2013	317,226
	50,000	9.80	08/06/2014	379,750
	100,000	14.24	12/05/2016	324,380
	65,000	14.92	02/06/2015	167,531
David Gower	120,000	9.80	08/06/2014	911,400
	80,000	14.24	12/05/2016	259,504
	65,000	14.92	02/06/2015	167,531
Paul Murphy	100,000	13.04	18/02/2015	441,980
	80,000	14.24	12/05/2016	259,504
	65,000	14.92	02/06/2015	167,531
Anthony Garson	64,000	14.24	12/05/2016	207,603
	180,000	14.94	07/06/2015	460,404
Kenneth Stowe	Nil	N/A	N/A	N/A

(1)	Calculated based on the closing price of the Company’s shares on the TSX at December 31, 2011.

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Outstanding SARs Awards

The following table sets out the outstanding SARs awards held by the Directors who were not Named Executive Officers as at the end of December 31, 2011 (no share-based awards are outstanding), (values are in United States dollars converted at the year-end rate of CAD$1.00 = US$0.98 for unexercised value):

Name	SARs Awards
	SARs Outstanding	SARs Strike Price (CAD $)	SARs Expiration Date D/M/Y	Value Of Unexercised In-The-Money SARs(1) (USD $)
James M. McDonald	Nil	N/A	N/A	N/A
Leonard Harris	Nil	N/A	N/A	N/A
Mark Wayne	Nil	N/A	N/A	N/A
David Gower	Nil	N/A	N/A	N/A
Paul Murphy	Nil	N/A	N/A	N/A
Anthony Garson	Nil	N/A	N/A	N/A
Kenneth Stowe	200,000	17.01	07/11/2016	105,840

1)	Calculated based on the closing price of the Company’s common shares on the TSX at December 31, 2011.

PERFORMANCE GRAPH

The Company’s shares were listed for trading on the TSX on June 18, 2004 (trading symbol “AGI”). The following graph compares the yearly percentage change in the cumulative total shareholder return of the Company’s common shares with the S&P/TSX Composite Index and the S&P/Capped Gold Index for the period from January 1, 2006 to December 31, 2011 assuming a $100 investment in its common shares.

Comparison of Cumulative Total Return since January 1, 2007 between the Company’s Shares, S&P/TSX Composite Index and S&P/TSX Global Gold Miners index

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as at December 31, 2011, the number of securities authorized for issuance under the Plan which was last ratified, confirmed and approved by the shareholders of the Company on May 15, 2008.

Plan Category	Maximum number of securities available to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	6,405,700 (1)	CAD$12.95	1,881,110 (2)

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	6,405,700	CAD$12.95	1,881,110

(1)	This figure represents the total number of options granted and outstanding as at December 31, 2011.
(2)	The Board approved amendments to the Plan on April 24, 2012 which reduced the number of shares issuable under the Plan to 7% of the total number of issued and outstanding shares of the Company from time to time, subject to shareholder approval. This figure assumes shareholder approval of such amendments and ratification of the unallocated options under the Plan. As at April 26, 2012, a total of 8,365,197 shares are available for issuance under the Plan assuming shareholder approval of the amendments to the Plan and ratification of the unallocated options under the Plan. As 5,240,900 options are outstanding as at April 26, 2012, 3,124,297 shares remain available for future issuance under the Plan, assuming shareholder approval of the amendments to the Plan and ratification of the unallocated options.

Stock Option Plan

The Board approved the establishment of the Plan to allow the Company to grant incentive stock options to directors, officers, employees and consultants of the Company and its subsidiaries and affiliates (the “Participants”). The Plan was originally approved by the shareholders of the Company at the 2003 Annual and Special General Meeting of the shareholders of the Company.

On May 24, 2005, the shareholders of the Company approved the amendment of the Plan from a 10% “fixed stock option plan” to a “rolling stock option plan”. Under a rolling stock option plan the number of shares reserved for issuance must not exceed a fixed percentage of the total number of common shares which are issued and outstanding on the particular date of grant, as set out below. The Plan was further amended by the Board on May 17, 2006, March 27, 2007, April 14, 2009 and January 1, 2011.

On April 24, 2012, the Board approved further amendments to the Plan. Such amendments are subject to the approval of the shareholders of the Company, and are being submitted to the shareholders for approval at the Meeting (see “Particulars of Other Matters to be Acted Upon”). The Board approved such amendments to the Plan in order to:

•

restrict the persons eligible to receive grants of new options under the Plan to officers of the Company and its subsidiaries and affiliates, instead of officers, directors, employees and consultants of the Company and its subsidiaries and affiliates as was previously permitted under the Plan (the Plan continues to govern outstanding options previously granted to officers, directors, employees and consultants of the Company and its subsidiaries and affiliates);

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•

adopt a provision clarifying that in the event of an inconsistency between the option terms set out in the Plan and the option terms set out in other agreements under which a Participant may have received such options, the terms provided in the Plan will prevail;

•	reduce the maximum number of shares issuable under the Plan to 7% of the issued and outstanding shares from time to time;

•

restrict the options which can be granted to a Participant in any 12 month period to the number of options which permit the Participant to purchase a maximum of 3% of the number of issued and outstanding shares of the Company;

•	reduce the maximum term of any option granted under the Plan to five years, subject to an extension of 10 business days in the event of a black-out period;

•	adopt amended vesting, adjustment and termination provisions in connection with alterations to the Company’s capital structure, a change of control and certain triggering events;

•	adopt additional amendment provisions specifying when shareholder approval of amendments is required; and

•	adopt certain other minor amendments of a “housekeeping nature”.

The Plan does not permit grants of new options to employees, directors and consultants of the Company, unless such persons are also officers of the Company. A summary of the terms of the Plan, including the amendments of April 24, 2012, is set out below.

Every three years after institution, all unallocated options under the Plan must be approved by a majority of the Company’s directors and the shareholders of the Company. The Plan was last ratified, confirmed and approved by the shareholders of the Company on May 15, 2008. The Company did not obtain renewed shareholder approval of its unallocated options under the Plan by May 15, 2011 and has, consequently, not granted any new options since that date, nor will it grant any further options until such shareholder approval is obtained. The Company is seeking approval of the unallocated options under the Plan at the Meeting. See “Particulars of Matters to be Acted Upon”.

The maximum number of common shares issuable on exercise of options granted under the Plan as at April 26, 2012 was 8,365,197 shares (which represents 7% of the issued and outstanding share capital as at April 26, 2012), assuming shareholder approval of the amendments to the Plan and ratification of the unallocated options is obtained. As at April 26, 2012, there were outstanding options to purchase 5,240,900 common shares which represent 4.4% of the Company’s outstanding share capital as at April 26, 2012. A balance of 3,124,297 common shares is unallocated under the Plan which represents 2.6% of the Company’s outstanding share capital as at April 26, 2012, assuming shareholder approval of the amendments to the Plan is obtained. In 2011 (prior to May 15, 2011), the Company granted 2,115,000 stock options, or 1.8% of the weighted average number of shares outstanding for the year (2010 – 4,021,000 or 3.5%). Since implementation of the Plan in 2003 up to and including April 26, 2012, Alamos has issued a total of 12,693,483 shares on exercise of options (which represents 10.6% of the Company’s issued and outstanding share capital as at April 26, 2012).

The number of shares subject to an option granted to any one Participant shall be determined by the Board or such committee of the Board which is appointed to administer the Plan (such committee or, if no such committee is appointed, the Board is hereinafter referred to as the “Board Committee”) based on its review of the performance of the Participant, but no Participant shall be granted an option in any

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12-month period which exceeds 3% of the issued and outstanding shares of the Company at the time of grant. The aggregate number of securities issuable to insiders, at any time, under all security based compensation arrangements, cannot exceed 10% of the issued and outstanding securities of the Company. The number of securities issued to insiders, within any one year period, under all security based compensation arrangements, cannot exceed 10% of issued and outstanding securities.

The exercise price of the shares subject to each option shall be determined by the Board Committee, subject to applicable TSX approval, at the time any option is granted. In no event shall such price be lower than the price permitted by the TSX. The Board Committee has customarily set the option exercise price as the closing price for trading on the TSX on the date of the option grant.

The vesting schedule for an option, if any, is determined by the Board Committee and is set out in the option agreement entered into in respect of the option. The Board Committee may elect, at any time, to accelerate the vesting schedule of one or more options including, without limitation, on a triggering event, including a proposed change of control (such terms are as defined in the Plan). The Board Committee has customarily set a vesting period of two years over which options vest in instalments. It is expected that new grants of options will be subject to a vesting period of three years over which options will vest in instalments.

If there is a material alteration in the capital structure of the Company and the shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for, the Board Committee shall, to the extent practicable and feasible, make such adjustments to the Plan and to the options then outstanding under the Plan as the Board Committee determines to be appropriate and equitable under the circumstances, so that the proportionate interest of each Participant shall, to the extent practicable, be maintained as before the occurrence of such event.

Upon the occurrence of a triggering event (including a proposed change of control) the Company may:

(a)	cause all or a portion of any of the options outstanding under the Plan to terminate;

(b)	cause all or a portion of any of the options outstanding under the Plan to be exchanged for incentive stock options of another corporation in such ratio and at such exercise price as the Board Committee deems appropriate, acting reasonably; or

(c)	cause the continuance of the Plan and the assumption of all or a portion of any of the options outstanding under the Plan by a successor corporation.

If the options outstanding under the Plan are exchanged, continued or assumed in accordance with either of paragraphs (b) or (c) as set out above, all of the options outstanding under the Plan (or outstanding stock options which were provided in exchange therefore under paragraph (b) above) will vest immediately and become exercisable.

In the event that the Board Committee wishes to cause all or a portion of any of the options outstanding under the Plan to terminate on the occurrence of a triggering event, it must give written notice to the Participants in question not less than 10 days prior to the consummation of a triggering event so as to permit the Participant the opportunity to exercise the vested portion of the options prior to such termination. Upon the giving of such notice and subject to any necessary regulatory approvals, all options or portions thereof outstanding under the Plan which the Company proposes to terminate shall become immediately exercisable notwithstanding any contingent vesting provision to which such options may have otherwise been subject.

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All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided for by the Plan.

The option period shall be a period of time fixed by the Board Committee not to exceed a maximum of five years.

The expiry date of outstanding options which may expire during a Blackout Period imposed by the Company in accordance with applicable securities laws will be extended for a period of ten business days commencing on the first business day after the expiry date of the Blackout Period.

If a Participant shall cease to be a director, officer, consultant or employee of the Company or its subsidiaries or affiliates for any reason (other than death and cause), the Participant may exercise the Participant’s options to the extent that the Participant was entitled to exercise such options at the date of such cessation as set out in an option agreement with such Participant, or if there is none, no later than the first to occur of the expiry date of the option and 90 days after the date of such cessation as a director, officer, consultant or employee of the Company or its subsidiaries or affiliates, subject to the Board Committee, in its sole discretion, approving a reasonable period which is longer than 90 days and subject to any restrictions under applicable TSX policies and rules.

If a Participant shall cease to be a director, officer, consultant or employee of the Company for cause, such Participant’s options shall terminate immediately when the Participant ceases to be a director, officer, consultant or employee. For the purposes of the Plan, “cause” means any act or omission of the Participant in connection with providing services as a director, officer, consultant or employee which, if the Participant were an employee of the Company, would in law permit the Company to, without a notice period or payment in lieu of a notice period, terminate the employment of an employee in the Participant’s circumstances.

Subject to applicable approval of the TSX, the Board Committee may, at any time, suspend or terminate the Plan. Subject to applicable approval of the TSX, the Board Committee may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall alter the terms of any options theretofore granted under the Plan, except as otherwise set out herein.

Pursuant to the policies of the TSX, the Board Committee may, at any time, without further approval by the shareholders of the Company, amend the Plan or any option granted thereunder in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

(a)	amend typographical, clerical and grammatical errors;

(b)	reflect changes to applicable securities laws;

(c)	change the termination provisions of an option or the Plan which do not entail an extension beyond the original expiry date, except as otherwise permitted in the event of a Blackout Period;

(d)	include the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve; and

(e)	ensure that the options granted under the Plan will comply with any provisions respecting the income tax and other laws in force in any country or jurisdiction of which a Participant to whom an option has been granted may from time to time be resident or a citizen.

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The Board Committee may not, at any time, without further approval by the shareholders of the Company (which may include disinterested shareholder approval in certain circumstances), amend the Plan or any option granted thereunder for the purposes of the following:

(A)	to increase the number of shares reserved for issuance under the Plan or the Plan maximum;

(B)	to reduce the exercise price of options or to cancel and reissue options or other entitlements;

(C)	to extend the term of options beyond the original expiry, except as otherwise permitted in the event of a Blackout Period;

(D)	to make amendments to the eligibility of Participants that may permit the introduction or reintroduction of non-employee directors as Participants on a discretionary basis or increase limits previously imposed on non-employee director participation;

(E)	to make amendments which would permit options granted under the Plan to be transferable or assignable other than for normal estate settlement purposes;

(F)	to make any amendment to remove or exceed the insider participation limit; and

(G)	to make amendments to the Plan’s amendment provisions.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time during the financial year ended December 31, 2011 was any director or executive officer of the Company, proposed management nominee for election as a director of the Company or each associate or affiliate of any such director, executive officer or proposed nominee indebted to the Company or any of its subsidiaries or was indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular and other than with respect to transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or officers of the Company, proposed management nominees for election as a director of the Company, shareholders beneficially owning shares carrying more than 10% of the voting rights attached to the shares of the Company or any associate or affiliate of any of the foregoing persons has during the Company’s last completed financial year ended December 31, 2011, any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

MANAGEMENT CONTRACTS OF NAMED EXECUTIVE OFFICERS

Management functions of the Company are substantially performed by directors or executive officers of the Company, and not, to any substantial degree, by any other person with whom the Company has contracted.

AUDIT COMMITTEE

Information concerning the Company’s Audit Committee is set out under the heading “Audit Committee” in the Company’s Annual Information Form (“AIF”) dated March 29, 2012 which contains information for the year ended December 31, 2011. The AIF may be obtained from SEDAR under the Company’s profile at www.sedar.com.

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CORPORATE GOVERNANCE PRACTICES

In compliance with the requirements of the Business Corporations Act of British Columbia, under which the Company was continued in 2005, the directors are elected by the shareholders to manage, or supervise the management of, the business and affairs of the Company. In exercising their powers and discharging their duties, the directors are required to act honestly and in good faith with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Pursuant to National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”), the Company is required to disclose its corporate governance practices, as summarized below.

BOARD OF DIRECTORS

The Board is currently comprised of seven directors, Messrs. John A. McCluskey, James M. McDonald, Mark Wayne, David Gower, Paul Murphy, Anthony Garson and Kenneth Stowe. Mr. McDonald is not standing for re-election at the Meeting. All proposed nominees are current directors of the Company. It is proposed to set the number of directors to six for the ensuing year.

NI 58-101 suggests that the Board of a public company should be constituted with a majority of individuals who qualify as “independent” directors. An “independent” director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the company, other than interests and relationships arising from shareholding. In addition, where a company has a significant shareholder, NI 58-101 suggests that the Board should include a number of directors who do not have interests in either the company or a significant shareholder thereof. Of the proposed nominees of the Company, Mark Wayne, David Gower, Paul Murphy, Anthony Garson and Kenneth Stowe are all considered by the Board to be “independent” within the meaning of NI 58-101 and John A. McCluskey is a management director and accordingly is considered to be “non-independent”.

The independent directors exercise their responsibilities for independent oversight of management, and are provided leadership through their majority control of the Board and schedule to meet independently of management at each Board meeting, or whenever deemed necessary.

Director Biographies

Mark Wayne, LL.B., CFA

Chairman

After beginning his career practising corporate and securities law for seven years with Bennett Jones, Mr. Wayne has been directly involved in the investment industry since 1987. He founded and was President of AltaFund Investment Corp. from 1987 to 1991. He was a Vice President of Altamira for seven years and is currently a Vice President of MGI Securities Inc. Mr. Wayne has played a key role in raising funds for a broad array of companies in several industries. He has been an officer and/or director of several other companies including Antares Minerals Inc., Karnalyte Resources Inc., and QGX Ltd.

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John A. McCluskey

President & Chief Executive Officer

Mr. McCluskey co-founded Alamos Minerals with mining hall of famer Chester Millar, and has been President and CEO since 2003 when Alamos merged with National Gold to form Alamos Gold Inc. Mr. McCluskey has worked in the mining business for more than 25 years, beginning his career with Glamis Gold Ltd. in 1983.

David Gower, M.Sc., P.Geo.

Director, Chair of Compensation Committee

Mr. Gower has been involved in the mineral industry for over 25 years; including positions with Falconbridge Limited and Noranda Inc. (now Xstrata).While at Falconbridge he was General Manager of Global Nickel and PGM Exploration and a member of the senior operating team that approved capital budgets for new mining projects. Mr. Gower has been involved in numerous discoveries and mine development projects, including brown field discoveries at Raglan, Matagami, and Sudbury in Canada, and at Falcondo in the Dominican Republic, and green field discoveries in Brazil and at Kabanga in Tanzania. Mr. Gower has also been an executive of two junior mineral exploration companies of the Forbes and Manhattan Group – both focused in South America with advanced projects in Brazil and Bolivia since 2006, and he also serves as a director of several junior exploration and development companies.

Paul J. Murphy, B.Comm., CA

Director

Mr. Murphy was previously a Partner of PricewaterhouseCoopers LLP, and was the National Mining Leader in Canada as well as leader for the Western Hemisphere Centre of Excellence. Throughout his career, he has worked primarily in the resource sector, with a client list that includes major international oil and gas and mining companies. Mr. Murphy’s professional experience includes financial reporting controls, operational effectiveness, International Financial Reporting Standards (“IFRS”), and SEC reporting issues, financing, valuation, and taxation as they pertain to the mining sector. Mr. Murphy is currently the Chief Financial Officer of Guyana Goldfields Inc. He is also a director of Century Iron Mines Corporation and Continental Gold Inc.

Kenneth G. Stowe, BSc., MSc. (Mining Engineering)

Director

Mr. Stowe obtained a Bachelor of Science and Master of Science in Mining Engineering from Queen’s University. He began his career with Noranda Inc. and spent 21 years in progressive operational, research and development, and corporate roles. In 1999, Mr. Stowe was appointed President of Northgate Minerals and served as Chief Executive Officer from 2001 to 2011. Mr. Stowe received the prestigious Canadian Mineral Processor of the Year Award in 2006, recognizing his superior accomplishments and contributions in the field of mineral processing.

Mr. Stowe has also held senior positions with mining, mine development, and mineral exploration companies. He is currently a director of Hudbay Minerals and the lead director of Klondex Minerals.

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Anthony Garson, BSc., MBA

Director

Mr. Garson obtained a Bachelor of Science in Earth Science in 1969 from the University of Waterloo, and received a Masters in Business Administration from the University of Toronto in 1983. He began his career with the Ontario Department of Mines and subsequently with Derry, Michener and Booth, a geological consulting firm in Toronto. For the past 30 years, Mr. Garson has been extensively involved in capital markets and spent much of his career employed as a Mines and Metals Analyst with several international organizations, including the Bank of Nova Scotia, Nesbitt Thompson, Dean Witter Reynolds, Haywood Securities, Canaccord Capital, and Union Capital Markets (UK) Ltd. Mr. Garson has held senior positions with mine development and mineral exploration companies. He is currently a director of two mineral exploration companies.

Other Directorships

As of the date of this Information Circular, the following directors of the Company are directors of other reporting issuers:

Director	Independent Or Not	Directorships In Other Public Companies	Attendance At Board Meetings/ Committee Meetings (1)
Anthony Garson	Independent	St. Georges Platinum and Base Metals	9 out of 9
		Ltd. and Argex Mining Inc.	4 out of 4(2)
2 out of 2(6)
David Gower	Independent	Apogee Minerals Ltd., Castillian	8 out of 9
		Resources Corp. and Forbes &	4 out of 4(2)
Manhattan Coal Corp.,
John A. McCluskey (3)	Not Independent	N/A	8 out of 9
N/A
Paul J. Murphy	Independent	Century Iron Mines Corporation and	9 out of 9/
		Continental Gold Ltd.	4 out of 4(4)
Mark Wayne	Independent	Regulus Resources Inc., Karnalyte	9 out of 9
		Resources Inc.	4 out of 4(4)
Consolidated Westview Resource
Corp., and Tanqueray Exploration Ltd.
Kenneth G. Stowe(5)	Independent	Hudbay Minerals Inc. and Klondex	2 out of 9(5)
		Mines Ltd.	1 out of 1(2)
2 out of 2(6)

(1)	During the financial year ended December 31, 2011, the Board held 9 meetings.
(2)	Compensation and Nominating Committee meetings.
(3)	John A. McCluskey is President and CEO of the Company, and is therefore considered pursuant to securities legislation not to be independent.
(4)	Audit Committee meetings.
(5)	Kenneth Stowe was elected to the Board on September 26, 2011.
(6)	Technical, Environmental, Social and Employee Health and Safety Committee.

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Five of the six nominees standing for election as directors of the Company are considered to be independent based on their not having a direct interest in the affairs of the Company and not being a member of management. Accordingly, the majority of the directors are independent.

In-camera Meetings/Total Meetings

Board of Director	Audit Committee	CNC	TESS Committee
3 of 9	4 of 4	1 of 4	2 of 2

In-camera sessions without management present are on the agenda for each Board of Director and Committee meetings, and are held if the Board and/or committee members consider it advisable to do so. The independent directors determine after each Board and committee meeting as to the necessity of holding an in-camera meeting at which only the independent directors attend in order to assert themselves individually and collectively when considering the conduct of the Company’s business and affairs. A total of three Board meetings, four Audit committee meetings, one CNC meeting and two TESS committee meetings were held in-camera in 2011. All in-camera sessions were held without the presence of management.

The Company is engaged in gold mining and mineral exploration activities. All members of the Board have held senior positions with other mining or mineral exploration companies and in many cases are directors of other mining or mineral exploration companies (see Principal Occupations and Other Directorships within this Circular). Mr. Gower is a professional geologist who provides valuable oversight of the Company’s exploration programs. Mr. Murphy is experienced in serving mining clients on a financial advisory basis, and brings valuable experience to the Audit Committee function. Mr. Wayne is a former securities lawyer and a CFA and brings additional financial and legal expertise to the Board. Mr. Garson is experienced in mining finance and brings valuable capital markets expertise to the Board. Mr. Stowe holds a Master of Science in Mining Engineering from Queen’s University, and has held senior positions with mining, mine development and mineral exploration companies including Noranda Inc. and Northgate Minerals.

John A. McCluskey is the President and CEO of the Company. The CEO is the senior management officer of the Company. His role and responsibilities include leading an effective and cohesive management team, setting the tone for the Company by exemplifying consistent values of high ethical standards and fairness and leading the Company in defining its vision. He is the main spokesperson for the Company and bears the chief responsibility to ensure it meets its short-term operational and long-term strategic goals. The CEO works with and is accountable to the Board with due regard to the Board’s requirement to be informed and to be independent.

Mark Wayne is the non-executive Chairman of the Board and is independent. The position description for the Chairman is included in the amended Board of Directors Mandate which was adopted by the Board on December 9, 2008. The Chairman ensures that the responsibilities of the Board are carried out effectively in accordance with good corporate governance practices. His duties and responsibilities as Chairman include, but are not limited to: preside at meetings of the Board; provide leadership to the Board and assist in reviewing and monitoring the strategy, goals and objectives of the Company; establish procedures to govern the Board’s work; ensure the Board is alert to its obligations and responsibilities and fully discharges its duties; schedule meetings of the Board and organize and present agendas; communicate with the Board and keep it up to date; work with the Corporate Governance Committee in constituting the Board and ensuring a proper committee structure.

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The Board is responsible for succession planning as it relates to the Company’s CEO and other Named Executive Officers. On an annual basis, the Corporate Governance Committee of the Board prepares a draft succession plan report for the CEO and Named Executive Officers and presents it to the Board. The Board is responsible for:

•	ensuring there is an orderly succession plan for the Chairman, CEO and other Named Executive Officers;

•	reviewing and approving the succession plan; and

•	ensuring that the succession plan includes a process that would respond to an emergency situation which required an immediate replacement of the Chairman, CEO or other Named Executive Officer.

Mandate of the Board

The Board has, as a component of its code of conduct, adopted a written mandate. Copies of the Board of Directors Mandate may be obtained by writing to the Company at the address provided on the cover of this Circular or by viewing it on Company’s website at www.alamosgold.com The Board does not actively monitor compliance with the Mandate, but requires prompt notification of apparent or real breaches to it that it may investigate and take action on.

The Board is responsible for the encouragement and promotion of a culture of ethical business conduct through the adoption of a Code of Business Conduct and Ethics that addresses the following:

•	honest and ethical business conduct of directors, officers, employees and consultants;

•	conflicts of interest, including transactions and agreements in respect of which a director or executive officer has a material interest;

•	protection and proper use of corporate assets and opportunities;

•	confidentiality of corporate information and personal information;

•	proper authorization and approval and full and accurate recording of all financial and other transactions in the records of the Company in accordance with generally accepted accounting principles;

•	fair dealing with the Company’s security holders, customers, suppliers, competitors and employees;

•	compliance with laws, rules and regulators; and

•	reporting of any illegal or unethical behavior.

Copies of the Code of Business Conduct and Ethics may be obtained by writing to the Company at the address given on the cover of this Circular, by referring to the Company’s website www.alamosgold.com or under the Company’s profile on SEDAR at www.sedar.com.

Position Descriptions

At present, the Board has delegated the day-to-day management of the business and affairs of the Company to the executive officers of the Company. Generally, operations in the ordinary course or that are not in the ordinary course and do not exceed material levels of expenditures or commitment on the part of the Company have been delegated to management. Decisions relating to matters that are not in the ordinary course and that involve material expenditures or commitments on the part of the Company require prior approval of the Board. Any responsibility which is not delegated to management or a Board committee remains with the Board. The CEO reviews corporate objectives with the Board on a quarterly basis. In this manner, the Board approves or develops the corporate objectives which the CEO is responsible for meeting.

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The Board has developed written position descriptions for the chair of each Board committee, with the exception of the Corporate Disclosure Committee. The Corporate Disclosure Committee’s responsibilities are clearly delineated in the Company’s Disclosure Policy which may be obtained by writing to the Company at the address given on the cover of this Circular or by viewing it on the Company’s website www.alamosgold.com. This Committee consists of the CEO, the CFO and the Vice President Finance.

Orientation, Education and Effectiveness

New directors are provided with a complete set of the Company’s public filings in the most recent 12 months, and an individual review of the Company’s business, operations and finances by the CEO and by the CFO. They are also encouraged to visit the Company’s principal asset accompanied by the senior executives responsible for their operation. It is the continuing obligation of the Chairman of the Board, the CEO and the senior executives, to bring to the Board’s attention all developing issues, risks and opportunities and proposed regulations that may have an impact on the Company, its business and its operations. Individual directors are responsible for maintaining their own education, skills and knowledge at an appropriate level. Any director may, with Board approval, attend an educational course or undertaking at the Company’s expense.

Potential Conflicts of Interest

When proposed transactions or agreements in which directors or officers may have an interest, material or not, are presented to the Board, such interest is disclosed and the persons who have such an interest are excluded from all discussion on the matter, and are not allowed to vote on the proposal. All such matters involving senior management must be dealt with by the Board regardless of apparent immateriality.

Shareholder Feedback and Concerns

The Company presently conducts an active shareholder relations program. The program involves meeting with a broad spectrum of investors, including briefing sessions for analysts and investment fund managers on reported financial results and other announcements by the Company, as well as meeting with individual investors, members of the press and the public. Shareholders are informed of developments by the Company by the issuance of timely press releases, all of which have been reviewed and approved by the CEO and where appropriate by the Board.

Management of the Company routinely makes itself available to shareholders to respond to questions and concerns. Shareholder concerns are dealt with on an individual basis, usually by providing requested information. Significant shareholders’ concerns are brought to the attention of the management of the Company and the Board.

Under the Company’s Disclosure Policy, the Corporate Disclosure Committee (consisting of the CEO, the CFO, the Vice President of Finance and the Vice President of Exploration and Corporate Development) is required to oversee the Company’s communications policy. The Corporate Disclosure Committee and the Board monitor the policies and procedures that are in place to provide for effective communication by the Company with its shareholders and with the public generally, including effective means to enable shareholders to communicate with senior management of the Board. The Corporate Disclosure Committee and the Board also monitor the policies and procedures that are in place to maintain a cohesive and positive image of the Company with shareholders, the mining industry, governments and the public generally.

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Committees of the Board

The Company has five active Committees of the Board, namely: the Audit Committee, the Compensation and Nominating Committee, the Corporate Governance Committee, the Corporate Disclosure Committee and the Technical, Environmental, Social and Employee Health and Safety Committee.

Audit Committee

The Audit Committee meets regularly with the CFO and Vice President Finance and the independent auditors to review and enquire into matters affecting financial reporting, the system of internal accounting, financial and disclosure controls, and the independent auditors’ procedures and audit plans. The Audit Committee recommends to the Board the accounting firm to be appointed as independent auditors. The Audit Committee reviews and recommends to the Board for approval the interim and annual financial statements, and undertakes other activities required by regulatory authorities. The Audit Committee met four times during 2011.

The Audit Committee presently consists of three directors, Paul Murphy (Chair), Mark Wayne and James McDonald each of whom is financially literate. Mr. McDonald will not be standing for re-election as a director at the Meeting. The Company considers “financial literacy” to be the ability to read and understand a company’s fundamental financial statements, including a company’s balance sheet, income statement and a cash flow statement. Each of the members of the Audit Committee is considered to be independent and financially literate. The members of the Audit Committee are elected by the Board at its first meeting following the annual shareholders’ meeting to serve one year terms and are permitted to serve an unlimited number of consecutive terms.

A copy of the Company’s Audit Committee Charter may be obtained by writing to the Company at the address given on the cover of this Circular or by viewing it on the Company’s website www.alamosgold.com or under the Company’s profile on SEDAR at www.sedar.com.

Compensation and Nominating Committee

The CNC assists the Board, annually and more frequently if appropriate, in fulfilling its responsibilities with respect to: the composition and operation of the Board and Board committees; the appointment of the CEO; the assessment of the performance and the compensation of the CEO; the compensation of the other senior officers of the Company and the directors of the Company; executive compensation disclosure; and, oversight of the compensation structure and benefit plans of the Company.

The CNC is comprised of David Gower (Chair), James M. McDonald and Anthony Garson, all of whom are independent directors. Mr. McDonald will not be standing for re-election as a director at the Meeting.

A copy of the Company’s Compensation and Nominating Committee Charter may be obtained by writing to the Company at the address given on the cover of this Circular or by viewing it on the Company’s website www.alamosgold.com.

Corporate Governance Committee

The Corporate Governance Committee assists the Board in fulfilling its responsibilities with respect to corporate governance standards, policies and practices. Corporate governance processes and structures define the division of power among shareholders, the Board and management and can have on impact on other stakeholders such as employees, suppliers and communities and establish appropriate authority and accountability.

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The Corporate Governance Committee (i) identifies corporate governance standards and practices applicable to the Company and monitors new developments in corporate governance, and makes recommendations to the Board periodically; (ii) monitors the ongoing application of the Company’s corporate governance principles; (iii) periodically reviews and makes recommendations to the Board on the Articles of the Company, corporate governance principles, Code of Business Conduct and Ethics, the Disclosure Policy, the Board of Directors’ Mandate and the Charters of the Board Committees; (iv) assists the Board in reviewing and approving disclosure with respect to corporate governance practices required to be included in regulatory filings and the annual management information circular; and (v) assists the Board in reviewing and approving any other corporate governance practices disclosure before publicly disclosed by the Company based on advice from its legal and accounting advisors.

The Corporate Governance Committee is comprised of James M. McDonald (Chair), Mark Wayne and Kenneth Stowe, all of whom are independent directors. Mr. McDonald will not be standing for re-election as a director at the Meeting.

A copy of the Company’s Corporate Governance Committee Charter may be obtained by writing to the Company at the address given on the cover of this Circular or by viewing it on the Company’s website www.alamosgold.com.

Corporate Disclosure Committee

The Company has created a Corporate Disclosure Committee which is responsible for the implementation of the Company’s disclosure policy. The disclosure policy was adopted to: ensure the Company complies with its timely disclosure obligations under applicable Canadian securities laws; prevent selective disclosure of undisclosed material information to analysts, institutional investors, market professionals and others; prohibit trading in securities of the Company by all appropriate parties who have undisclosed material information; ensure the CEO and the CFO receive reports prior to executing their certifications related to the Company’s financial statements; and the Company receives and responds to feedback from its shareholders in a timely and effective manner.

The Corporate Disclosure Committee is comprised of the CEO (John A. McCluskey), the CFO (James Porter), the Vice-President Finance (Gregory Fisher) and the Vice-President, Exploration and Corporate Development (Charles Tarnocai). Mr. McCluskey is the Chair of the Corporate Disclosure Committee.

A copy of the Company’s Disclosure Policy may be obtained by writing to the Company at the address given on the cover of this Circular or by viewing it on the Company’s website www.alamosgold.com.

Technical, Environmental, Social and Employee Health and Safety Committee

The overall purpose of the TESS Committee is to assist the Board in fulfilling its responsibilities and to: (i) ensure that the Company’s management has an effective reporting system in place to fully report to the Board on a regular basis on all aspects of the Company’s exploration, development and mining programs and plans (Technical Programs) and to assist the Board to monitor the Company’s actual performance against capital budgets, timelines and Technical Programs; (ii) review and approve of policies and monitor activities of the Company as they relate to public disclosure made by the Company in respect of its mineral projects and reserves to ensure compliance with all applicable regulatory requirements; (iii) review and approve of environmental policies and monitor activities of the Company as they relate to environmental matters; (iv) review and approve of social policies and programs of the Company as they

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relate to social issues affecting communities where the Corporation is conducting its Technical Programs and activities; and (v) review and monitor the activities of the Company as they relate to the health and safety of employees of the Company in the workplace.

The TESS Committee is comprised of Kenneth Stowe (Chair), James McDonald and Anthony Garson. Mr. McDonald will not be standing for re-election as a director at the Meeting.

A copy of the Company’s Technical, Environmental, Social and Employee Health and Safety Committee Charter may be obtained by writing to the Company at the address given on the cover of this Circular or by viewing it on the Company’s website www.alamosgold.com.

Assessments

The entire Board evaluates the effectiveness of the Board, its committees and individual directors on an annual basis. To facilitate this evaluation, each committee conducts an annual assessment of its performance, consisting of a review of its Charter or mandate, the performance of the committee as a whole and the performance of the committee Chair. Assessment of individual Board member effectiveness is the principal criteria for retention; therefore the Company does not have a formal retirement policy for directors.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, no proposed nominee for election as a director of the Company, none of the persons who has been a director or executive officer of the Company at any time since January 1, 2011 (being the commencement of the Company’s last completed financial year), and no shareholder beneficially owning shares carrying more than 10% of the voting rights attached to the shares of the Company nor an associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, in any matter to be acted upon at the Meeting other than the election of directors.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Approval of Amendments to the Plan and of Unallocated Options Pursuant to the Plan

The Company originally implemented the Plan as a “rolling stock option plan” in 2005 and initially obtained shareholder approval of the Plan on May 24, 2005. The Plan was last ratified by the shareholders of the Company on May 15, 2008. The purpose of the Plan is to advance the interests of the Company and its stakeholders and subsidiaries by attracting, retaining and motivating the performance of selected officers of high calibre and potential, and those employees, consultants and directors of the Company or its subsidiaries or affiliates who were previously granted options under the Plan, and to encourage and enable such persons to acquire and retain a proprietary interest in the Company by ownership of its shares. The Company views the grant of stock options to its officers as critical to its ability to attract and retain highly skilled professionals. The Company is also of the view that if such professionals were not incentivized through stock options, they would need to be otherwise incentivized through substantially increased cash compensation.

On April 24, 2012, the Board approved certain amendments to the Plan, as set out above under “Securities Authorized for Issuance under Equity Compensation Plans”. Such amendments are subject to the approval of the shareholders of the Company. At the Meeting, the shareholders of the Company will be asked to consider and, if deemed advisable, approve an ordinary resolution to approve such amendments to the Plan.

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The Plan permits the Company, from time to time and in accordance with applicable regulatory requirements, to grant to Participants options to purchase common shares, of up to 7% of the Company’s issued and outstanding common shares, assuming shareholder approval of the amendments to the Plan are obtained. See “Securities Authorized for Issuance under Equity Compensation Plans” for a summary of the material terms of the Plan. In accordance with the requirements of the TSX, every three years after institution, all unallocated options, rights and other entitlements under a security based compensation arrangement which does not have a fixed maximum number of securities issuable (commonly referred to as a “rolling plan”) must be approved by a majority of the issuer’s directors and the issuer’s securityholders. Accordingly, at a board of directors meeting held on April 24, 2012, the Board unanimously approved all unallocated stock options which may be granted under the Plan for a further term of three years. Additionally, in accordance with the policies of the TSX, the Company will be seeking shareholder approval to approve all unallocated stock options which may be granted under the Plan for a further term of three years.

As at April 26, 2012, the Company had 119,502,808 common shares issued and outstanding. Under the Company’s rolling stock option plan it is permitted to issue options representing up to 7% of the issued and outstanding shares, assuming shareholder approval of the amendments to the Plan are obtained. Based on 119,502,808 common shares outstanding, this permits the Company to issue stock options for the purchase of 8,365,197 common shares, assuming shareholder approval of the amendments to the Plan are obtained. As at April 26, 2012, the Company has granted stock options for the purchase of 5,240,900 common shares representing 4.4% of the issued and outstanding common shares.

If the resolution approving all unallocated options under the Plan is not approved by shareholders of the Company at the Meeting, currently outstanding options will continue unaffected; however, the Company will not have the ability to grant further stock options under the Plan. Furthermore, currently outstanding options that are subsequently cancelled or terminated will not be available for re-issuance under the Plan. At the Meeting, the shareholders of the Company will be asked to consider and, if deemed advisable, approve an ordinary resolution to approve all unallocated options under the Plan.

The form of ordinary resolution to be considered by shareholders of the Company at the Meeting is as follows:

BE IT RESOLVED THAT:

1.	the amendments to the stock option plan (the “Plan”) of Alamos Gold Inc. (the “Company”) which were approved by the board of directors of the Company on April 24, 2012 are hereby approved, including:

(a)	the persons eligible to receive grants of new options under the Plan be restricted to officers of the Company and its subsidiaries and affiliates; provided that the Plan continues to govern the outstanding options previously granted to officers, directors, employees and consultants of the Company and its subsidiaries and affiliates;

(b)	a provision be adopted which clarifies that in the event of an inconsistency between the option terms set out in the Plan and the option terms set out in other agreements under which a Participant may have received such options, the terms provided in the Plan will prevail;

(c)	the maximum number of shares issuable under the Plan be reduced to 7% of the issued and outstanding shares from time to time;

(d)	the options which can be granted to a Participant in any 12 month period be restricted to such number of options which permit the Participant to purchase a maximum of 3% of the number of issued and outstanding shares of the Company;

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(e)	the maximum term of any option granted under the Plan be reduced to five years, subject to an extension of 10 business days in the event of a black-out period;

(f)	amended vesting, adjustment and termination provisions be adopted in connection with alterations to the Company’s capital structure, a change of control and certain triggering events;

(g)	additional amendment provisions specifying when shareholder approval of amendments is required be adopted; and

(h)	certain other minor amendments of a “housekeeping nature” be adopted.

2.	all unallocated options under the Plan are hereby approved and the Company has the ability to grant options under the Plan until May 31, 2015, that is until the date that is three years from the date of the Meeting at which this resolution is passed by shareholders of the Company; and

3.	any director or officer of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, such other documents and instruments, and to do or cause to be done all such other acts and things, as may in the opinion of such director or officer of the Company be necessary or desirable to carry out the intent of the foregoing resolution.

In the absence of contrary instructions, the persons designated in the accompanying Form of Proxy intend to vote in favour of the above resolutions.

In order to be effective, the ordinary resolution approving the unallocated options under the Plan must be approved by a majority of votes cast at the meeting, in person or by proxy.

The directors believe that the above ordinary resolution to approve unallocated stock options that may be granted under the Plan is in the best interests of the Company and recommend that the shareholders approve such resolution.

A complete copy of the Plan will be available for inspection at the Meeting and is available upon request to the Company at the address set out below in “Additional Information”.

Management of the Company knows of no other matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Information Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information relating to the Company is available under the Company’s profile on the SEDAR website at www.sedar.com or on the Company’s website, www.alamosgold.com. Financial information relating to the Company is provided in the Company’s comparative financial statements and management’s discussion and analysis for the most recently completed financial year ended December 31, 2011.

Shareholders may obtain a copy of the Company’s financial statements and management’s discussion and analysis upon request to the Company at Suite 2200, 130 Adelaide Street West, Toronto, Ontario, Canada, M5H 3P5.

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